Exhibit 10.16

                 INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE - NET

1. Basic Provisions ("Basic Provisions").

1.1 Parties. This Lease ("Lease"), dated March 8, 2002 ("Effective Date"), is made by and between ORIX Otay, LLC, an Illinois limited liability company ("Landlord") and FACTORY 2-U STORES, INC., a Delaware corporation ("Tenant") (collectively the "Parties," or individually a "Party").

1.2 Premises; Land; Improvements. For purposes of this Lease, the "Premises" shall mean, collectively: (i) the "Land," which for purposes hereof shall mean that certain real property more particularly described on Exhibit "A" attached hereto, containing approximately 31.32 acres of area, located in the Otay Mesa area in the City of San Diego, County of San Diego, State of California; (ii) the "Improvements" (as defined in the Work Letter attached hereto as Exhibit "B" (the "Work Letter")), which includes that certain 1-story concrete tilt-up warehouse/distribution building containing approximately 600,000 rentable square feet to be constructed by Landlord on the Land under the terms of this Lease (the "Building"), all parking areas, driveways and entrances and exits to public streets and landscaped areas located on the Land, and (iii) all easements and other public and private rights now or hereafter appurtenant to the Land and the Improvements.

1.3 Lease Term. The initial term of this Lease (the "Original Term") shall be for twelve (12) years and three (3) months, commencing on the Commencement Date, as that term is defined in Paragraph 3, below, and ending on the last day of the calendar month in which the date which is one hundred forty-seven (147) months thereafter falls, subject to early termination as provided in this Lease or extension pursuant to Paragraph 47 below (the "Expiration Date"). In the event that Tenant elects to extend the Original Term by exercising one or more of the Options to Extend (defined in Paragraph 47.1 below), the Expiration Date shall mean the last day of the final exercised Option Term (defined in Paragraph 47.1 below) subject to early termination as provided in this Lease. The Original Term and any Option Term (which results from Tenant's exercise of an Option to Extend pursuant to Paragraph 47 below) are collectively referred to herein as the "Lease Term" or the "Term."

1.4      Base Rent.
         ---------

(a) Base Rent. The monthly base rent ("Base Rent") payable by Tenant under this Lease during the Original Term shall be as set forth below in this Paragraph 1.4(a) for the Lease Months (as defined in Paragraph 1.4(b) below) during the Original Term. The Base Rent shall be payable on or before the first day of each calendar month during the Lease Term in accordance with the requirements of Paragraph 4.



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Lease Months During
  Original Term                         Monthly Installment of Base Rent
-------------------                     --------------------------------
1-3                   "Early Occupancy Period" (defined in Paragraph 4.3 below).

4-63 The product of (i) 0.105 (the "Base Rent Factor") and (ii)one-twelfth (1/12) of the Improvement Costs (as defined in the Work Letter)(each such monthly installment is referred to herein as "First Period Monthly Base Rent"). Based upon the initial pro forma budget for Improvements Costs, the initial pro forma First Period Monthly Base Rent shall be $214,375.00 per month (the "Pro Forma First Period Monthly Base Rent"), which Pro Forma First Period Monthly Base Rent shall be subject to adjustment pursuant to Section 2.3 of the Work Letter.

64-123 The sum of (i) First Period Monthly Base Rent and (ii) an amount equal to twelve and one-half percent (12 1/2%) of the First Period Monthly Base Rent (collectively "Second Period Monthly Base Rent").

124-Last              The sum of (i) the Second Period Monthly Base Rent and
                      (ii) an amount equal to eleven and three-quarters percent (11-3/4%) of the Second Period Monthly Base Rent.

(b) The term "Lease Month(s)" shall mean each calendar month during the Lease Term subject to proration, if applicable, in accordance with Paragraph 4.2 below.

1.5      Intentionally Omitted.

1.6      Letter of Credit.

(a) Pursuant to Paragraph 5 below, (i) concurrently with the delivery by Landlord to Escrow Holder of the Additional Deposit and the Due Diligence Approval (each defined in the Purchase Agreement (defined in the Work Letter)) and delivery to Tenant in cash of an amount equal to the Reimbursed Costs (defined below) pursuant to Paragraph 2.2.4(d), Tenant shall deliver to Landlord an original irrevocable letter of credit in the amount of One Million Dollars ($1,000,000.00) and otherwise conforming to the requirements of Paragraph 5 applicable to the Pre-Closing LC (the "Pre-Closing LC").

(b) On or before the Closing Date (defined in the Purchase Agreement), Tenant shall cause to be issued to Landlord an additional irrevocable letter of credit (in substitution for the Pre-Closing LC) in the amount of the LC Amount (defined in Paragraph 5.1(c) below) (the "Primary LC") and otherwise conforming to the requirements of Paragraph 5 applicable to the Primary LC; provided, however, that as a condition of Tenant's obligation to deliver the Primary LC to Landlord, concurrently with such delivery, Landlord shall return the Pre-Closing LC to Tenant.

1.7 Agreed Use. The Premises shall be used for warehouse, distribution, light manufacturing and office uses and all legally permitted uses incidental thereto (the "Agreed Use").

1.8      Broker.

                  The following real estate broker and brokerage relationship exist in this transaction. The Staubach Company represents Tenant exclusively as Tenant's real estate broker (the "Broker"), and no other brokerage relationship exists in this transaction (See Paragraph 15(b).



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1.9      Addresses for Notices.  The addresses for notices of the Parties under this Lease shall be as follows:

          (a) If to Landlord:             ORIX Otay, LLC
                                          c/o ORIX Real Estate Equities, Inc.
                                          100 North Riverside Plaza
                                          Suite 1400
                                          Chicago, Illinois 60606

          (b) If to Tenant:               Factory 2-U Stores, Inc.
                                          4000 Ruffin Road
                                          San Diego, California 92123
                                          Fax No.: (858) 637-4180
                                          Attention: President

           At all times with a copy to:    Factory 2-U Stores, Inc.
                                           4000 Ruffin Road
                                           San Diego, California  92123
                                           Fax No.:  (858) 637-4188
                                           Attention:  General Counsel

           At all times with a copy to:    Paul, Hastings, Janofsky &
                                           Walker, LLP
                                           555 S. Flower Street, 23rd Floor
                                           Los Angeles, California  90071
                                           Fax No.:  (213) 627-0705
                                           Attention: Patrick A. Ramsey, Esq.

1.10 Exhibits and Riders. Attached hereto are Exhibits "A," "B," "C," "D," "E," "F," and "G" all of which constitute a part of this Lease.

2. Premises.

2.1 Letting. Subject only to (i) its acquisition of the Land pursuant to the provisions of the Purchase Agreement (defined in the Work Letter), and (ii) the terms, covenants and conditions of this Lease, (a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Lease Term, at the rental, and upon (and subject to) all of the terms, covenants and conditions set forth in this Lease, and (b) Landlord agrees to cause the Improvements to be constructed pursuant to the terms of the Work Letter and (c) except as otherwise expressly provided for in the Work Letter or in this Lease, Landlord shall not be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the Premises in connection with, or in consideration of, this Lease.

2.2      Development of the Premises.

2.2.1    Acquisition of the Land.

(a) Tenant and Sunroad Otay Partners, L.P. are the purchaser and seller ("Seller"), respectively, under the Purchase Agreement (defined in the Work Letter). Pursuant to Paragraph 19 of the Purchase Agreement, Tenant is permitted to assign each and all of its rights and obligations under the Purchase Agreement to Landlord (without the consent of the Seller under the Purchase Agreement) at any time following delivery to Seller of a fully executed copy of this Lease.

(b) Promptly following full execution of this Lease by Landlord and Tenant (and concurrently with Landlord's delivery to Escrow Holder of the Approval Notice (defined in the Purchase Agreement) and Landlord's delivery to Tenant of the Reimbursed Costs pursuant to Paragraph 2.2.4(d)), Landlord and Tenant shall execute and deliver to Seller (and to one another) an original counterpart of the Assignment of Purchase Agreement (defined in the Work Letter) (and shall deliver to Seller a copy of this Lease), and Tenant shall deliver to Landlord the Pre-Closing LC pursuant to Paragraph 1.6(a) of this Lease.



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(c) Landlord shall use its commercially reasonable good faith efforts (which is a material inducement for Tenant to enter into this Lease) to diligently pursue all governmental approvals and entitlements required or necessary for development and construction of the Premises in accordance with this Lease, provided that Tenant shall use its commercially reasonable good faith efforts to cooperate with Landlord to facilitate said pursuit.

(d) Subject to the provisions of this Paragraph 2.2, Landlord shall acquire fee title to the Land in accordance with the provisions of the Purchase Agreement, provided that Tenant shall use its commercially reasonable good faith efforts to cooperate with Landlord to facilitate said acquisition.

2.2.2    Engagement of Architects and Consultants.

                  In order to facilitate construction of the Improvements in accordance with the timing needs of Landlord and Tenant, Tenant has an oral agreement with "Contractor's Architect" (as defined in the Work Letter) to prepare the Construction Drawings (defined in the Work Letter) and Contractor's Architect is in the course of preparing the Construction Drawings. Tenant also has a written agreement with Kimley-Horn & Associates, Inc. ("Kimley-Horn") with respect to engineering due diligence for the acquisition of the Land and construction of the Improvements. Concurrently with the Parties' execution and delivery of the Assignment of the Purchase Agreement pursuant to Paragraph 2.2.1, (i) Tenant shall endeavor to ensure that Contractor's Architect and Kimley-Horn shall each deliver to "Contractor" (defined in the Work Letter) a letter of agreement (each a "Letter Agreement") pursuant to which Contractor's Architect and Kimley-Horn shall assume (and agree to perform) all of the accrued and prospective obligations then owed by Contractor's Architect and Kimley-Horn to Tenant under their respective agreements, (ii) Landlord shall cause Contractor to engage Contractor's Architect and Kimley-Horn to continue to perform their obligations pursuant to their respective agreements, and (iii) Tenant shall assign all of its rights with respect to, and Landlord shall assume (or cause Contractor to assume), in a writing satisfactory to Tenant and Landlord, all of Tenant's accrued obligations to Kimley-Horn and Contractor's Architect with respect to preparation of the Construction Drawings and performance of engineering and due diligence for acquisition of the Land.

2.2.3 Pursuit of Entitlements; Development Schedule. Landlord and Tenant have previously commenced pursuit of, and, subject to the terms of Paragraph 2.2.5, Landlord shall continue to pursue, all governmental approvals and entitlements required for development, construction and use of the Improvements on a basis consistent with this Lease and the Work Letter (collectively, the "Entitlements").

2.2.4 Due Diligence and Other Performance under the Purchase Agreement by Landlord.

(a) Commencing promptly following execution of this Lease, Landlord shall continue its due diligence investigation with respect to acquisition of the Land and development of the Improvements for occupancy by Tenant pursuant to the provisions of this Lease for completion on or before February 26, 2002, including without limitation, for itself and on behalf of Tenant, conducting a review of the Seller's books and records described in Section 5.1.4 of the Purchase Agreement and review and negotiation of all of the matters described in Paragraph 5.1.1 of the Purchase Agreement (including, without limitation, negotiation of the Approved Property Subdivision Map, the Approved Subdivision Improvement Agreement, and the Improvement Agreement (each of which are defined in the Purchase Agreement).



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

(b) Landlord shall promptly keep Tenant informed of all material events, notices, communications and due diligence review results and progress during the Due Diligence Period and prior to the Closing under the Purchase Agreement and shall make arrangements for representatives of Tenant to have the opportunity to attend and participate in all material meetings involving Contractor's Architect, Kimley-Horn, the Seller, the City and other relevant parties prior to the Closing. In turn, Tenant shall make commercially reasonable efforts to promptly cooperate with all of Landlord's requests for coordination with Contractor's Architect, the Seller, the City and Kimley-Horn to permit Landlord's pursuit of the due diligence investigation and the Entitlements (on behalf of Tenant) and the performance under the Purchase Agreement at all times through the Closing.

(c) On or before February 26, 2002, Landlord and Tenant shall meet to review the results of Landlord's due diligence review as contemplated by this Section
2.2.4. Subject to Paragraph 2.2.5, provided Tenant has previously assigned the Purchase Agreement to Landlord and has delivered to Landlord the Pre-Closing LC, Landlord shall to deliver to Seller and Escrow Holder (as appropriate) on or before 5:00 p.m., San Diego time, February 26, 2002 the Approval Notice (defined in Paragraph 5.1.8 of the Purchase Agreement) required to maintain the Purchase Agreement in full force and effect as of the expiration of the Due Diligence Period. Subject to the provisions of Paragraph 2.2.5, Landlord shall (i) timely deliver to Escrow Holder all cash deposits (other than the Initial Deposit and the Additional Deposit previously delivered by Tenant to Seller), including, without limitation, the Extension Deposits (defined in the Purchase Agreement) required or permitted to be made by Landlord as the purchaser under the Purchase Agreement in order to have additional time to obtain the Approvals and/or maintain the Purchase Agreement in full force and effect, (ii) deliver to Escrow Holder and Seller, the Notice to Proceed and the Final Deposit (each as defined in Paragraph 3.6 of the Purchase Agreement), (iii) timely perform each of the purchaser's obligations under Paragraphs 5.1, 13.1 and 13.2 of the Purchase Agreement and (iv) otherwise take all commercially reasonable steps as shall otherwise be necessary to maintain the Purchase Agreement in full force and effect.

(d) Concurrently with Tenant's assignment of the Purchase Agreement and delivery of the Pre-Closing LC to Landlord and Landlord's delivery to Escrow Holder of the Approval Notice, Landlord shall deliver to Tenant (by wire transfer) in immediately available funds the amount of Seven Hundred Two Thousand One Hundred Twenty-Nine Dollars ($702,129.00) (the "Reimbursed Costs") representing the Initial Deposit and the Additional Deposit plus a portion (described on Exhibit "C" attached hereto) of Tenant's out-of-pocket expenses (actually paid by Tenant) (including, without limitation, architectural, engineering, legal and entitlements expenses) in connection with the transaction contemplated hereunder and due diligence costs of Tenant.

2.2.5    Termination of Purchase Agreement and this Lease.

2.2.5.1  Grounds.

                  Landlord shall have the right to terminate this Lease and the Purchase Agreement (subject to the circumstances set forth in Paragraph 2.2.5.4) at any time (subject to the provisions of this Section 2.2.5) prior to closing ("Closing") its purchase of the Land under the Purchase Agreement (or if specified below, prior to an earlier date specified below) for only one or more of the following reasons:

(a) Site Specific Due Diligence Problems. Landlord reasonably determines prior to the expiration of the Due Diligence Period that acquisition of the Land is not commercially feasible due solely to one or more specific site-specific issues relating to (i) the condition or physical characteristics of the Land,
(ii) the nature, timing, conditions, exactions or status of the Entitlements (or any adverse zoning or land use condition), or (iii) the condition of title to the Land. Notwithstanding any provision of this Lease to the contrary, if Tenant reasonably determines that any fact discovered concerning the physical condition of the Land, title to the Land or the nature, timing or conditions of the Entitlements (other than purely economic conditions) is materially inconsistent with its good faith objectives for (or materially reduces the benefits of its prospective) use and occupancy of the Premises, Tenant may, by delivery of written notice to Landlord prior to expiration of the Due Diligence Period, require Landlord to promptly terminate the Purchase Agreement.



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

(b) Sale of Tenant. There shall occur any sale of all or substantially all of the assets of Tenant, any sale of all or substantially all of the outstanding stock of Tenant, or any merger or reorganization of Tenant occurring prior to the Closing Date (defined in the Purchase Agreement) which results in a reduction in the net worth of Tenant (or any corporate successor to Tenant) (immediately following such sale, merger or reorganization), as generally determined in accordance with such filings as made by Tenant to the Securities and Exchange Commission, from the net worth of Tenant set forth in Tenant's most recent Form 10-Q filed by Tenant with the Securities and Exchange Commission for the calendar quarter ending October 31, 2001; provided, however, that Landlord's right to terminate this Lease under this Paragraph 2.2.5.1(b) shall automatically terminate (and shall be of no further force or effect) concurrently with Landlord's delivery of the Notice to Proceed (defined in the Purchase Agreement).

(c) Material Financial Decline. There shall occur any decline in Tenant's Stockholders Equity ("Stockholders Equity") (as calculated in Tenant's audited financial statements dated May, 2001 (the "May Financials") reported in any Form 10-K or Form 10-Q filing by Tenant prior to the Closing Date (defined in the Purchase Agreement) in an amount greater than forty percent (40%) of the Stockholders Equity of Tenant reported in the May Financials; provided, however, that Landlord's rights to terminate this Lease under this Paragraph 2.2.5.1 (c) shall automatically terminate (and shall be of no further force or effect) concurrently with Landlord's delivery of the Notice to Proceed.

(d) Bankruptcy. There shall occur any voluntary filing in bankruptcy by Tenant occurring prior to the Closing Date (defined in the Purchase Agreement), or any involuntary filing in bankruptcy against Tenant occurring prior to the Closing Date which is not dismissed within sixty (60) days thereafter.

(e) Tenant Breach. Prior to the Closing Date, there shall occur any Tenant Breach of this Lease under Paragraph 13.1; provided, that nothing contained in this Paragraph 2.2, shall limit Landlord's remedies under Paragraph 13.2 for a Tenant Breach occurring on or after the Closing.

(f) Nonissuance of the Approvals. The nonissuance or disapproval of the Approvals (defined in the Purchase Agreement) under circumstances where no further extensions of the Closing are permitted under the Purchase Agreement under any circumstances without payment of an extension fee.

(g) Seller Default. Landlord terminates the Purchase Agreement on account of the existence of a material Seller default under the Purchase Agreement (which entitles Landlord to so terminate the Purchase Agreement pursuant to the provisions thereof).

2.2.5.2 Substitute Purchase Agreement. In the event Landlord shall terminate the Purchase Agreement (or Tenant shall require Landlord to terminate the same) pursuant to Paragraph 2.2.5.1(a): (a) the parties shall cooperatively work together in good faith until April 15, 2002 to attempt to identify a new site to be substituted for the Land ("Alternate Site"); (b) in the event that the Parties do identify (prior to April 15, 2002, or any later date on which both Parties, in the exercise of their sole and absolute discretion, shall agree) an Alternate Site which is acceptable in good faith to both Parties (and with respect to which all terms relating to the acquisition and development thereof are acceptable to both Parties), the Parties shall promptly execute and deliver an amendment to this Lease ("Alternate Site Amendment") addressing the issues raised by the acquisition of such Alternate Site, including, without limitation, the schedule of development and construction therefor; and (c) in the event that the Parties do not execute and deliver an Alternate Site Amendment prior to April 15, 2002, at any time following April 15, 2002, either Party hereto may (in the exercise of such Party's sole and absolute discretion) terminate this Lease, effective upon delivery of written notice to the other party hereto.



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2.2.5.3  Termination of this Lease.

(a) In the event that this Lease shall be terminated by Landlord pursuant to Paragraph 2.2.5.1(b), (c), (d) or (e): (i) Tenant shall, in satisfaction of all liabilities and obligations owed to Landlord hereunder, reimburse Landlord, within the earlier of the date of reassignment of the Purchase Agreement by Landlord to Tenant under Paragraph 2.2.5.4 below, or thirty (30) days of receipt by Tenant of Landlord's reasonably detailed invoice therefor (which shall enclose reasonable supporting documentation), for all out-of-pocket expenses incurred in any manner prior to the date of such termination by Landlord in connection with the negotiation and performance of this Lease, and pursuit of purchase of the Land including, without limitation, all costs incurred in pursuit of any Entitlements and all Improvement Costs (defined in the Work Letter) so paid or incurred, all deposits under the Purchase Agreement not refunded to Landlord, and any extension payments under the Purchase Agreement and including the Reimbursed Costs ("Landlord's Out of Pocket Expenses"), (ii) immediately upon delivery of such reimbursement (in accordance with the preceding clause (i)) by Tenant to Landlord, Landlord shall return the Pre-Closing LC to Tenant, and (iii) upon performance by the Parties under the preceding clauses (i) and (ii), subject to the provisions of Paragraph 2.2.5.4, all other obligations of each Party hereto to the other Party hereunder shall automatically terminate and be of no further force or effect. In the event that Tenant shall not fully reimburse Landlord for Landlord's Out of Pocket Expenses within the applicable period described in clause (i) above, Landlord may draw under the Pre-Closing LC an amount equal to its unreimbursed Landlord Out of Pocket Expenses. To the extent the Pre-Closing LC does not fully reimburse Landlord in full for Landlord's Out of Pocket Expenses, Landlord may pursue against Tenant payment by Tenant for any such deficiency and Tenant shall remain liable for its obligations to Landlord for any remaining unpaid Landlord's Out of Pocket Expenses.

(b) In the event that this Lease shall be terminated by either Landlord or Tenant under Paragraph 2.2.5.1(a), Paragraph 2.2.5.1(f) or Paragraph 2.2.5.2,
(i) Tenant shall reimburse Landlord, within thirty (30) days of receipt by Tenant of a reasonably detailed invoice from Landlord therefor, for fifty percent (50%) of all fees and expenses incurred or reimbursed by Landlord in favor of Contractor's Architect and Kimley-Horn in connection with the site due diligence and preparation of the Construction Drawings, (ii) within the time period specified in clause (i), Tenant shall reimburse Landlord for $100,000.00 of the Reimbursed Costs previously delivered by Landlord to Tenant, (iii) each Party shall bear all of their other costs and expenses (without further reimbursement by the other Party hereto), (iv) the Parties shall perform their respective obligations under Paragraph 2.2.5.4, and, provided Landlord receives all of the amounts owed to Landlord described in clauses (i), (ii) and (iii) above, Landlord shall return the Pre-Closing LC to Tenant and (v) each and all of the other rights and obligations of the Parties hereunder (other than under clauses (i), (ii) (iii) and (iv) above) shall automatically terminate and shall be of no further force or effect. In the event that this Lease is terminated by Landlord under this Paragraph 2.2.5.3(b), and Tenant does not fully reimburse Landlord as required under this Paragraph 2.2.5.3(b) within the time period specified above, Landlord may draw under the Pre-Closing LC an amount equal to the amounts still owed to Landlord by Tenant pursuant to this Paragraph 2.2.5.3(b).

(c) In the event that this Lease is terminated by Landlord under Paragraph 2.2.5.1(g), (i) Tenant shall reimburse Landlord for $100,000.00 of the Reimbursed Costs previously delivered by Landlord to Tenant, (ii) Landlord shall, immediately following receipt of such reimbursement in full from Tenant, return the Pre-Closing LC to Tenant, (iii) each Party shall bear all of their remaining costs and expenses (without further reimbursement by the other Party hereto) and (iv) each and all of the other rights and obligations of the Parties hereunder (other than under clauses (i), (ii) and (iii) above) shall automatically terminate and shall be of no further force or effect.

(d) Notwithstanding any provision of this Paragraph 2.2 to the contrary, in the event that the Land is not acquired by Landlord under the Purchase Agreement due to either (i) breach of Landlord's obligations under the Purchase Agreement (provided that any termination of this Lease by Landlord pursuant to Paragraphs 2.2.5.1(a), (b), (c), (d), (e), (f) and (g) shall in no case constitute such a breach) or (ii) any material breach of Landlord's obligations under Paragraph
2.2 of this Lease, in addition and without prejudice to any other rights or remedies Tenant may otherwise have with respect thereto hereunder, at law or in equity, Tenant shall have no obligation to reimburse Landlord for any amount relating to this Lease, the Purchase Agreement, the Property or any transaction relating thereto, the preparation of plans for the Premises or any other matter in connection therewith.



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2.2.5.4  Landlord Obligations with Respect to the Purchase Agreement.

                  In the event that this Lease shall be terminated by Landlord under Paragraphs 2.2.5.1(a), (b), (c), (d) or (e), upon the request of Tenant (delivered by Tenant to Landlord not later than the date ("Assignment Notice Date") which is the earlier of (i) ten (10) days following delivery to Tenant by Landlord of written notice of termination of this Lease; and (ii) one business day prior to the last date for delivery of the Notice to Proceed required under the Purchase Agreement (and in the case of Paragraph 2.2.5.1(a), Tenant must notify Landlord of such assignment)), Landlord shall promptly (not later than the date ("Reassignment Deadline") five (5) business days thereafter or in any event the last date for delivering of the Notice to Proceed under the Purchase Agreement) assign the Purchase Agreement and in connection therewith, take such action, at no cost or additional liability to Landlord, as may be reasonably requested of it by Tenant, including, without limitation, the execution and delivery of assignment documents, in order to provide for the assignment to Tenant of all of Landlord's rights as the purchaser under the Purchase Agreement (provided, however, that as a condition of such assignment, Tenant shall be required to concurrently pay to Landlord in cash by wire transfer the amount of any cash purchase price deposits of Landlord then on deposit in Escrow in connection with the Purchase Agreement together with any other amounts owed by Tenant to Landlord as provided in this Paragraph 2.2) (including, in the event of termination under Paragraph 2.2.5.1(b), (c), (d) or (e), Landlord's Out of Pocket Expenses); provided, further, however, that in the case of an intentional Tenant Breach, including Tenant's failure to maintain the Pre-Closing LC as required by this Lease (and termination of this Lease on account of such intentional Tenant Breach under Paragraph 2.2.5.1(e)), Tenant's rights under this Paragraph 2.2.5.4 shall not be applicable and Landlord shall be entitled to reimbursement of Landlord's Out of Pocket Expenses pursuant to Paragraph 2.2.5.3(a). In addition, if Tenant fails to timely (i.e., on or before the Reassignment Deadline) deliver the amounts required by the preceding sentence, then Landlord shall not be required to so assign the Purchase Agreement to Tenant, and Landlord may exercise whatever rights or remedies Landlord deems necessary or appropriate in connection therewith (subject, however, to the limitations set forth in Paragraphs 2.2.5.3(a) and (b), as applicable), including, without limitation, closing under (or termination of) the Purchase Agreement and pursuing reimbursement (including, without limitation, through draws by Landlord on the Pre-Closing LC as set forth in Paragraph 2.2.5.3) of any amounts then payable to Landlord by Tenant pursuant to this Paragraph 2.2

2.2.6 Survival. Except as otherwise provided for in this Paragraph 2.2, the terms of this Paragraph 2.2 shall survive the expiration or earlier termination of this Lease.

2.3      Intentionally Deleted.

2.4 Condition. In accordance with (and subject to) the provisions of the Work Letter, Landlord shall deliver the Premises (other than any Fixture Work, as defined in the Work Letter) to Tenant (and Tenant shall accept the Premises from Landlord) broom clean and free of debris (other than arising from any Fixture
Work) immediately upon the Commencement Date.

2.5 Acknowledgments. Tenant acknowledges that neither Landlord nor Landlord's agents or employees has made any oral or written representations or warranties, express or implied or arising by operation of law, with respect to the condition of the Premises and the suitability or fitness for the Agreed Use, other than as expressly set forth in this Lease and the Work Letter. Tenant's acceptance of the Premises on the Commencement Date shall be on an "AS-IS," "WHERE-IS" basis, without representation or warranty from Landlord with respect thereto, other than as expressly set forth in this Lease and the Work Letter.



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3. Lease Term. Subject to the provisions of Section 7.2.2 of the Work Letter, the Original Term of this Lease (a) shall commence on the Commencement Date (defined and calculated pursuant to Section 6.2 of the Work Letter), and (b) shall end on the Expiration Date, unless sooner terminated as provided herein or extended pursuant to Paragraph 47 below. Within thirty (30) days after the Commencement Date, the Parties shall execute and deliver to each other a Commencement Date Memorandum in the form attached hereto as Exhibit "D" acknowledging (i) the Commencement Date and Expiration Date, and (ii) subject to the provisions of Section 2.3 of the Work Letter, the First Period Monthly Base Rent payable under this Lease. The terms and provisions of this Lease are effective as of the date of execution of this Lease, except Tenant's obligation to pay Base Rent (as defined in Paragraph 4.1 below), to the extent set forth in Paragraph 4.3 hereof, which shall not commence until the Rent Commencement Date.

4. Rent.

4.1 Rent Defined. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, without limitation, Base Rent and Additional Rent (as defined below), are deemed to be "Rent." All monetary obligations of Tenant payable to Landlord under the terms of this Lease which do not constitute Base Rent are deemed to be "Additional Rent."

4.2 Payment. Tenant shall pay Rent to Landlord in lawful money of the United States, without notice, offset, abatement or deduction (except as may be expressly and specifically permitted in this Lease), promptly on or before the day on which it is due. Rent for any period during the Lease Term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of said month. All payments of Rent shall be paid to ORIX Real Estate Equities, Inc., 100 North Riverside Plaza, Suite 1400, Chicago, Illinois 60606 (or such other entity designated as Landlord's management agent, if any, and if Landlord so appoints such a management agent, the ("Agent"), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing, from time to time, not less than thirty (30) days in advance of such applicable payment of Rent. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord.

4.3 Early Occupancy Period. Notwithstanding any provision of this Lease to the contrary, Tenant shall have no obligation to pay Base Rent for the period consisting of Lease Months one (1) two (2) and three (3) of the Original Term ("Early Occupancy Period").

5. The Letter of Credit.

5.1 The Letter of Credit. Each letter of credit (a "Letter of Credit" or "LC") described in this Lease or the Work Letter:

(a) shall be an irrevocable and unconditional Letter of Credit substantially in the form of Exhibit "E" attached hereto; and

(b) shall be issued by The Chase Manhattan Bank or such other commercial bank, trust company or national bank association having offices for banking and drawing purposes in the City of San Diego or in the City of Los Angeles and which (or the parent company of which) has a rating of at least "B" under the Moody's rating standards ("Issuing Bank"); and

(c) in the case of the Primary LC, shall be in the amount of Two Million Six Hundred Thousand and No/100 Dollars ($2,600,000.00) (the "LC Amount"); and

(d) shall name Landlord as the beneficiary thereunder; and

(e) shall be for an initial term of not less than one (1) year; and

(f) shall, in the case of the Primary LC, subject to the provisions of Paragraph 5.2, be maintained in full force and effect for ten (10) years from the Rent Commencement Date; and

(g) shall permit multiple drawings; and

(h) shall be fully transferable by Landlord (provided that Landlord shall bear at its sole cost and expense all commercially reasonable charges of the Issuing Bank in connection with any such transfer and Tenant shall pay any excess charges); and

(i) shall state that drafts drawn under and in compliance with the terms of the Letter of Credit will by duly honored upon presentation of the original site draft to the Issuing Bank at an office located in San Diego, California or Los Angeles, California; and

(j) shall be subject in all respects to the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500; and

(k) shall conform to the requirements of this Paragraph 5.

5.2      Reductions in Amount.

5.2.1 Reduction Preconditions. As a precondition to any reduction in the LC Amount, Tenant shall meet each and every of the following "Reduction Preconditions" prior to such reduction in the LC Amount described in this Paragraph 5.2: (i) this Lease is in full force and effect, (ii) Tenant is not then in Breach under this Lease, and (iii) Tenant has not assigned its interest in this Lease or subleased any portion of the Premises in violation of the terms of this Lease and such violation remains uncured; provided, however; that in the event any Reduction Precondition is not satisfied as of a date the reduction in the LC Amount would otherwise apply, such reduction in the LC Amount shall automatically apply on the first date such Reduction Preconditions shall be satisfied.

5.2.2 Scheduled Reductions. Subject to the provisions of this Paragraph 5.2 and provided the LC Amount is not reduced by the 16.67% Amount (as defined in Paragraph 5.2.3 below) or the 20% Amount (as defined in Paragraph 5.2.4 below), on the ninth (9th) anniversary of the Rent Commencement Date the Letter of Credit Amount of the Primary LC shall be reduced to fifty percent (50%) of the original LC Amount and on the tenth (10th) anniversary of the Rent Commencement Date, the Letter of Credit Amount of the Primary LC shall be reduced by an additional fifty percent (50%) of the original LC Amount (such that the Primary LC shall be eliminated on such date).

5.2.3 $40,000,000 Net Worth Reductions. Notwithstanding any provision of this Lease to the contrary, subject to Paragraphs 5.2.4 and 5.2.5, (a) if the Tangible Net Worth (defined below) of Tenant shall be Forty Million Dollars ($40,000,000.00) or more as of the fifth (5th) anniversary of the Rent Commencement Date, on such date the LC Amount shall be reduced by an amount equal to sixteen and two-thirds percent (16.67%) of the original LC Amount (the "16.67% Amount"), and (b) provided that the Tangible Net Worth of Tenant shall be equal to or greater than Forty Million Dollars ($40,000,000) (the "$40M Test") on the sixth (6th), seventh (7th), eighth (8th), ninth (9th) and/or tenth
(10th) anniversary of the Rent Commencement Date, then as of each such anniversary that the $40M Test is satisfied, the LC Amount shall be reduced by an amount equal to the 16.67% Amount, such that if the $40M Test shall be satisfied on each of the 5th, 6th, 7th, 8th, 9th and 10th anniversaries of the Rent Commencement Date, the LC Amount shall be reduced to zero (in equal annual reductions) on the 10th anniversary of the Rent Commencement Date. "Tangible Net Worth" of Tenant as of any particular date shall be equal to the amount designated as stockholder's equity minus the amount of good will reported in Tenant's then most recent Form 10-K or Form 10-Q filed with the Securities and Exchange Commission (or if then more recent, reported in Tenant's most recent audited financial statements). Notwithstanding anything to the contrary contained herein, if any reduction in the LC Amount specified in this Paragraph
5.2.3 is given effect, then the reduction in the original LC Amount specified in Paragraph 5.2.2 for the ninth anniversary of the Rent Commencement Date shall be effective only if and to the extent the LC Amount then exceeds fifty percent (50%) of the original LC Amount.

5.2.4 $75,000,000 Net Worth Reductions. Notwithstanding any provision of this Lease to the contrary, subject to the provisions of Paragraph 5.2.5, (a) if the Tangible Net Worth of Tenant shall be Seventy-Five Million Dollars ($75,000,000.00) or more as of the fifth (5th) anniversary of the Rent Commencement Date, on such date the LC Amount shall be reduced by an amount equal to twenty percent (20%) of the original LC Amount (the "20% Amount") and
(b) provided that the Tangible Net Worth of Tenant shall be equal to or greater than Seventy-Five Million Dollars ($75,000,000.00) (the "$75M Test") on the sixth (6th), seventh (7th), eighth (8th) and/or ninth (9th) anniversary of the Rent Commencement Date, then as of each such anniversary that the $75M Test is satisfied, the LC Amount shall be reduced by an amount equal to the 20% Amount, such that if the $75M Test is satisfied on each of the 5th anniversary through the 9th anniversaries of the Rent Commencement Date, the LC Amount shall be reduced to zero as of the ninth anniversary of the Rent Commencement Date. Notwithstanding anything to the contrary contained herein, (i) if any reduction in the original LC Amount specified in this Paragraph 5.2.4 is given effect as of a particular applicable anniversary of the Rent Commencement Date, then the reductions specified in Paragraph 5.2.3 shall not also apply on such applicable anniversary and (ii) if any reduction in the original LC Amount specified in this Section 5.2.4 is given effect, then the reduction in the original LC Amount specified in Paragraph 5.2.2 for the ninth anniversary of the Rent Commencement Date shall be effective only if and to the extent the LC Amount then exceeds fifty percent (50%) of the original LC Amount.

5.2.5 Achievement of Investment Grade Rating. If, at any time following delivery of the Primary LC, Tenant receives an investment grade rate of "BBB-" or better from Standard & Poor's Corporation (or if Standard & Poor's Corporation no longer issues such ratings, any comparable rating from another comparable rating agency) for four (4) consecutive quarters (the "Required Investment Rating"),
(a) Tenant shall no longer, subject to the provisions of this Paragraph 5.2.5, be required to provide to (or maintain with) Landlord any letter of credit or comparable security under this Lease and (b) within thirty (30) days of delivery by Tenant to Landlord of written notice that Tenant has achieved the Required Investment Rating, Landlord shall return to Tenant the Primary LC. Notwithstanding the foregoing, in the event Tenant thereafter (following return of the Primary LC) fails to so maintain such Required Investment Rating, Landlord may require Tenant to redeliver to Landlord, within thirty (30) days of delivery to Tenant of Landlord's written request to do so, a Letter of Credit conforming to the requirements for the Primary LC under this Paragraph 5, with the LC Amount thereof being the amount which would otherwise then be applicable pursuant to this Paragraph 5.2 had such Primary LC not been so returned by Landlord; provided, however, that Tenant shall continue to be eligible thereafter to qualify for reduction of the LC Amount under and return of the Primary LC pursuant to this Paragraph 5.2.

5.3      Application of the LC.

(a) Subject to the provisions of Paragraphs 1.6, 5.1 and 5.2, each Letter of Credit delivered by Tenant to Landlord pursuant to Paragraph 1.6 shall be held by Landlord as security for the faithful performance by Tenant of each and all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant. Each Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of

Landlord, which consent may be withheld in Landlord's sole discretion. If (i) Tenant commits a Breach of the provisions of this Lease including, but not limited to, a Breach of the obligations of Tenant relating to the payment of Rent, (ii) Tenant files a voluntary petition in bankruptcy, (iii) an involuntary petition in bankruptcy is filed against Tenant and the same is not discharged within sixty (60) days thereafter or (iv) Tenant fails to renew the Primary LC at least thirty (30) days before its expiration (and such failure to renew occurs during that portion of the Term that Tenant is required to maintain the Primary LC hereunder), or (v) with respect to the Pre-Closing LC, Tenant fails to reimburse Landlord for any amounts owed to Landlord under Paragraph 2.2 hereof, Landlord may, but shall not be required to, draw upon all or any portion of any such Letter of Credit to the extent necessary (i) to cover the payment of any Rent or any other sum in default under this Lease (ii) to cover the payment of any other amount which Landlord may spend or become obligated to spend as the result of Tenant's default under this Lease, and/or (iii) subject to the provisions of Paragraph 2.2, to compensate Landlord for any loss or damage which Landlord will likely suffer by reason of Tenant's default, including, without limitation, costs of enforcement and, if this Lease has been terminated by Landlord on account of Tenant's Breach, any damages under California Civil Code
Section 1951.2 (collectively, "LC Applications"); provided, however, notwithstanding the foregoing provisions of this Paragraph 5.3(a), in the event clause (v) above applies, the LC Application with respect thereto shall be limited to amounts to be reimbursed by Tenant to Landlord under Paragraph 2.2 which remain unpaid. To the extent that Landlord draws upon all or any part of any Letter of Credit delivered by Tenant to Landlord hereunder for other than (and to the extent of) an LC Application (a "Disallowed Application"), and if Landlord does not refund the Disallowed Application to Tenant within 15 days after demand from Tenant (in which case Tenant shall then restore the Primary LC to the amount which would have applied but for the Disallowed Application) Tenant may, without prejudice to its other remedies, deduct the amount of the Letter of Credit determined to have been drawn by Landlord for the Disallowed Application, together with interest thereon from the date of the draw at the Interest Rate, from the Rent next due and owing under the Lease.

(b) The use, application, or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law or in equity, it being intended that Landlord shall not first be required to proceed against any Letter of Credit, and the Letter of Credit Amount shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the Letter of Credit which is drawn upon by Landlord in excess of the LC Applications, shall be refunded to Tenant. If any portion of the Letter of Credit is drawn upon for any LC Application, and this Lease is not terminated as a result of a Tenant Breach, Tenant shall, within ten (10) days after written demand therefor reinstate the Letter of Credit to the amount then required under this Lease. In the event of a sale of Landlord's interest in the Premises, (i) Tenant shall reasonably cooperate (at no expense to Tenant) with any requests for assistance from Landlord or the purchaser in connection with transfer of the Letter of Credit to the new landlord as designated by Landlord, or have the Letter of Credit reissued in the name of the new landlord, and (ii) provided that the new landlord shall have assumed all of Landlord's obligations under this Lease pertaining to the Letter of Credit (if applicable), the selling Landlord shall thereupon be deemed released by Tenant from all liability pertaining to the Letter of Credit.

(c) Tenant waives all limitations on the rights of Landlord to draw, retain, or use the proceeds of any Letter of Credit set forth in California Civil Code
Section 1950.7(c).

6. Use.

6.1 Use. Tenant shall use and occupy the Premises only for the Agreed Use and for no other purpose without the prior written consent of Landlord. Tenant shall not use, or knowingly permit the use of, the Premises in a manner that (a) constitutes waste or a nuisance, (b) would impair the structural elements of the Premises or any of the basic building systems thereof, (c) subject to the provisions of Sections 6.2 and 6.3 would constitute a violation of Applicable Requirements (defined below) or any covenant, condition or restriction affecting the Premises shown in that certain Chicago Title Insurance Company preliminary title report No. 23066030-U50, dated February 13, 2002, or any matters arising under Paragraph 41, or (d) would exceed the load bearing capacity of the floor of the Premises. Landlord shall not unreasonably withhold, condition or delay its consent to any written request for a modification of the Agreed Use for the Premises which is legally permitted under applicable laws and is compatible with comparable industrial light manufacturing and/or warehouse and distribution facilities located in the Otay Mesa area of San Diego, California (collectively, the "Comparable Buildings"). If Landlord elects to withhold consent to any Tenant proposal for modification of the Agreed Use, Landlord shall concurrently with its notice to Tenant that Landlord elects to withhold its consent include a reasonable explanation of Landlord's objections to the change in use.

6.2      Hazardous Substances.

6.2.1 Definitions. As used herein, the term "Hazardous Substance" includes any hazardous, explosive, radioactive, regulated, biological, or toxic substance, material or waste which is regulated by any local governmental authority, the state in which the Premises is located or the United States, including, without limitation, any material or substance which is (a) defined or listed as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance," "hazardous material," "pollutant" or "contaminant" under any law, (b) petroleum or a petroleum derivative, (c) a flammable explosive, (d) a radioactive material, (e) a polychlorinated biphenyl, (f) asbestos or asbestos containing material, (g) urea, formaldehyde, foam insulation, (h) radon gas or
(i) a Proposition 65 chemical. "Environmental Laws" means any statute, law, rule, regulation ordinance or order that directly regulates the storage, use, transportation, release, processing, disposal, presence or remediation of Hazardous Substances.

6.2.2    Use.
         ---

                  Tenant and the Tenant Parties shall (a) not use, generate, handle, store or transport to or from the Premises any Hazardous Substance other than Hazardous Substances consistent with (or customary for) the use, generation, handling, storage or transport of tenants in comparable warehouse, light manufacturing and/or distribution buildings in the Otay Mesa, San Diego market, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, (b) use, store, handle, generate and transport all Hazardous Substances brought onto or generated at the Premises by Tenant or by a Tenant Party in accordance with all applicable Environmental Laws, (c) obtain and maintain in full force and effect all governmental permits and approvals required under applicable Environmental Laws as the result of the use, storage, handling, generation or transport of any Hazardous Substance by Tenant or by a Tenant Party on or about the Premises, (d) promptly provide Landlord with copies of all such approvals and permits and copies of all material correspondence received from or given to any governmental agency or official concerning the release of (or any violation of Environmental Laws with respect to) Hazardous Substances in, on or about the Premises, and (e) promptly provide Landlord written notice of any release into the environment of any Hazardous Substances brought onto or generated at the Premises by Tenant or a Tenant Party in, on or about the Premises (if any of Tenant's onsite management or executive management has actual knowledge that such release of Hazardous Substances has occurred).

6.2.3    Remediation Obligations.

(a) Tenant hereby agrees that reasonably promptly following receipt of written notice from any applicable governmental agency of the need to do so, Tenant will remediate (and investigate), at Tenant's sole cost and expense, on a basis consistent with applicable Environmental Laws, any release into the environment in, on, or under the Premises of any Hazardous Substance brought onto or generated at the Premises by Tenant or any Tenant Party which is required to be remediated under applicable Environmental Laws, to the extent such release of Hazardous Substance results or resulted from the acts or omissions of Tenant or any Tenant Party. In those instances where Tenant has a duty to remediate Hazardous Substances pursuant to the immediately preceding sentence, Tenant shall, subject to obtaining approval of a remediation plan therefor in accordance with Paragraph 6.2.3(b), commence such remediation with reasonable promptness, and thereafter shall pursue at Tenant's sole cost and expense (to the extent provided in this Section 6.2.3(b)), such remediation to completion with reasonable promptness. Tenant hereby agrees that any such remediation required to be performed under this Section 6.2.3 shall be conducted strictly in compliance with applicable Environmental Laws (the "Cleanup Standard").

(b) In any case where Tenant is required by Landlord (pursuant to the provisions of this Lease) or by any other party to remediate (or bear the cost of remediating) any Hazardous Substance in, on, under or about the Premises, Tenant shall be permitted: (i) subject to reasonable participation by Landlord, to supervise the investigation of the extent of the release into the environment of the Hazardous Substance in question, (ii) subject to the provisions of this Paragraph 6.2.3, to structure and negotiate the terms of any remediation plan with respect to such release of Hazardous Substances to be submitted to and approved by the governmental authorities having jurisdiction under applicable Environmental Laws, provided, however, except in the case of an Emergency (defined in Paragraph 7.4(a) below) (in which case Landlord's prior approval shall not be required), each such remediation plan shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and (iii) subject to reasonable participation by Landlord, to supervise the actual remediation of such Hazardous Substance contamination. In connection with the foregoing, Tenant shall be provided with reasonable access to all portions of the Premises relevant to the foregoing activities, provided that Tenant agrees to repair any damage to the Premises caused by such activities (provided that any such access after expiration or termination of this Lease shall be subject to an access agreement reasonably required by Landlord). Landlord and its agents and employees shall have the right following reasonable prior notice to Tenant to either or both (a) enter the Premises; (b) inspect and monitor Tenant's compliance with all obligations of Tenant under Paragraph 6.2 relating in any way to the generation, transport, storage, use, treatment or disposal of Hazardous Substances on, at, in or from the Premises or any portion thereof, and (c) conduct tests with respect to the presence (or remediation) of Hazardous Substances; provided, however, that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's business operations resulting from such activities of Landlord and shall promptly restore any damage to the Premises caused by its testing. In the event any such remediation plan described in this Paragraph 6.2.3 (b) contemplates that such remediation will extend beyond the Term, Landlord may elect to complete, or cause to be completed, at Tenant's sole cost and expense, the portion of such remediation work to be performed after the expiration of the Term. In the event Tenant fails to commence to perform and thereafter diligently pursue to completion any remediation required to be performed by Tenant under this Paragraph 6.2, and such failure continues (following delivery of written notice of such failure to Tenant) for the applicable period described in Paragraph 13.1 (or in the event of an Emergency, three (3) business days), Landlord shall, in addition to Landlord's rights and remedies hereunder, have the right, but not the obligation, to perform and/or complete such remediation work, at Tenant's sole cost and expense, at Landlord's sole election upon written notice to Tenant.

(c) As to any Hazardous Substance (i) released into the environment in, on, under or about the Premises prior to the Commencement Date for any reason (other than any Hazardous Substance so released which is required to be remediated by Tenant pursuant to the express terms of Paragraph 6.2) or (ii) released into the environment in, on, under or about the Premises as the result of the negligence or misconduct of Landlord or any of its agents, employees, contractors or Affiliates and which is required to be remediated under applicable Environmental Laws, Landlord shall (without any cost or expenses to Tenant), subject to obtaining approval of the remediation plan described below, promptly commence (or cause to be commenced) such remediation with reasonable promptness following the receipt of written notice from Tenant or any applicable governmental agency of the requirement under applicable Environmental Laws for such remediation, and thereafter shall pursue such remediation of such released Hazardous Substances to completion pursuant to a remediation plan consistent with the Cleanup Standard, approved by all appropriate regulatory agencies (and if such remediation would have an adverse impact on Tenant's use and enjoyment of the Premises and would occur or continue at any time following the Commencement Date, reasonably approved in advance by Tenant which approval shall not be unreasonably withheld, conditioned or delayed by Tenant) and in compliance with all applicable Environmental Laws.

6.2.4 Landlord's Obligations. In the event any release into the environment of Hazardous Substances occurs in, on, under or about the Premises prior to the Commencement Date for any reason or occurs at any time in, on, under or about the Premises as the result of the negligence or willful misconduct of Landlord or any of its agents, employees, contractors or Affiliates, subject to Tenant's obligations under Paragraph 6.2, Tenant shall have no responsibility or liability whatsoever to Landlord with respect to the existence or remediation of such contamination, and Landlord shall take all steps reasonably necessary to assure that such Hazardous Substances (and Landlord's investigation and remediation thereof) shall not materially interfere with Tenant's use and enjoyment of the Premises or the operation of Tenant's business thereon.

6.2.5 Survival. Notwithstanding any provision to the contrary contained in this Lease, the provisions of this Paragraph 6.2 shall survive the expiration or earlier termination of this Lease.

6.3      Compliance with Law Requirements.

6.3.1 Tenant's Compliance with Laws. Subject to the provisions of Paragraph 6.2 and this Paragraph 6.3, Tenant shall, at its sole cost and expense, comply with all local, state, and federal laws, rules, codes, regulations, requirements and orders now or hereafter in force (collectively, "Applicable Requirements") pertaining to the Premises and Tenant's use of the Premises; provided, however, that notwithstanding any provision of this Lease to the contrary, (a) no portion of this Paragraph 6.3 (including, without limitation, this Paragraph 6.3.1) shall impose any obligations or liability on either Landlord or Tenant with respect to compliance with Environmental Laws applicable in any way to the Premises (or to any Hazardous Substances in, on, under or about the Premises),
(b) the provisions of this Paragraph 6.3.1 shall in no way limit or modify the obligations of Tenant to perform its obligations expressly provided in Paragraph
6.2 with respect to compliance with Environmental Laws, (c) all references in this Lease to "Applicable Requirements" shall include, with respect to Tenant, Tenant's obligations to comply with Environmental Laws under the express provisions of Paragraph 6.2 and (d) the liabilities and obligations of each of Tenant and Landlord under this Lease with respect to compliance with Environmental Laws and otherwise concerning the presence of Hazardous Substances in, at or on the Premises are provided in Paragraph 6.2 hereof. If any license or permit is required for the conduct of Tenant's business in the Premises, Tenant, at its expense, shall procure such license prior to the date required under Applicable Requirements, and shall maintain such license or permit in good standing throughout the Term (to the extent so required). Tenant shall give prompt notice to Landlord of any written notice it receives from any governmental agency or official of the alleged violation of any Applicable Requirements with respect to the Premises and the use or occupation thereof.

6.3.1.1  Improvements Compliance.

         Subject to the provisions of Paragraphs 6.2.2 and 6.2.3 and the Work Letter, Landlord shall cause, at Landlord's sole cost and expense, the Improvements to be in compliance with all Applicable Requirements in effect on the Commencement Date of this Lease to the extent provided in the Work Letter (the "Initial Landlord Compliance Obligation"). If and to the extent that at any time during the Term, either Landlord or Tenant discovers a violation of such Initial Landlord Compliance Obligation (which violation existed as of the Commencement Date of this Lease), Landlord shall, at its sole cost and expense, promptly cure such violation; provided, however, that (i) the provisions of this Paragraph 6.3 shall in no way limit or modify the obligations of Landlord to perform its obligations expressly provided in Paragraph 6.2 with respect to compliance with Environmental Laws and (ii) all references in this Lease to "Applicable Requirements" shall include, with respect to Landlord, Landlord's obligations to comply with Environmental Laws under the express provisions of Paragraph 6.2.

6.3.1.2  Changes In Applicable Requirements Following the Commencement Date.

(a) Subject to the provisions of this Paragraph 6.3, in the event that following the Commencement Date of this Lease, new Applicable Requirements are adopted which require modifications, alterations, changes, additions, deletions or improvements to the Improvements (collectively, "Law Changes") Tenant shall cause such Law Changes to be made promptly and diligently; provided, however, that if and to the extent such Law Changes relate directly to the Landlord Replacement Items (defined in Paragraph 7.2), Landlord shall be responsible to make and effect directly such Law Changes promptly and diligently.

(b) If and to the extent any such Law Change to the Improvements constitutes a capital item under generally accepted accounting principles, consistently applied ("GAAP") as reasonably determined by Landlord and Tenant (a "Capital Item"), the total out-of-pocket cost and expense (incurred by Tenant and Landlord in effecting and completing such Capital Item) with respect to such Law Change pursuant to this Paragraph 6.3.1.2 ("Law Change Capital Cost") shall be allocated between Landlord and Tenant on the basis of the reasonable useful life (as determined under GAAP) of the Capital Item in question (expressed in terms of full calendar months) and the then (as of the date of completion of the Capital Item) remainder of the Original Term (or if applicable, Option Term) (expressed in terms of full calendar months), with the Tenant to bear (and pay to Landlord), for each month of the Original Term remaining following such completion of the Capital Item in question an amount equal to the Monthly Amortization Amount (defined below) for such Capital Item; provided, however, that, notwithstanding the foregoing, (i) if and to the extent a particular Law Change shall be applicable to (or any existing Applicable Requirements are imposed or invoked which shall be applicable to) (A) the Premises by reason of a special use or occupancy by Tenant of all or any portion of the Premises (which would not otherwise be applicable to the Premises if the Premises were devoted to general warehouse, distribution or light industrial use), (B) any office improvements within the Premises (which are not structural and are not part of the Building systems), or (C) Fixture Work, Tenant's Fixtures or Tenant's personal property, then to such extent, Tenant shall bear all of the Law Change Capital Costs relating to such Law Change or such application of Applicable Requirements, and (ii) to the extent the Law Change Capital Costs resulting from a particular Law Change relate to modification of an Alteration (defined below) of the Improvements (in existence as of the Commencement Date), Tenant shall bear such Law Change Capital Costs without allocation to Landlord of any portion of the Law Change Capital Costs in question. For purposes of clarification, (i) in the event a Law Change is triggered by an Alteration, "Law Change Capital Cost" shall not include any portion of the cost of installing or implementing the Alteration in question which does not relate to effecting compliance with the Law Change in question, and (ii) the only obligations of Landlord under this Lease (other than pursuant to the Work Letter) with respect to compliance with Applicable Requirements in connection with any modification, alteration, change, deletion or improvement to the Improvements are (A) set forth in Paragraph 6.3.1.1, (B) are set forth in the proviso to Paragraph 6.3.1.2(a) or (C) relate to Landlord's obligation to pay Law Change Capital Costs under this Paragraph
6.3.1.2. The "Monthly Amortization Amount" for each Capital Item shall mean the amount necessary to fully amortize, in equal monthly payments (of principal and interest, with interest at an annual interest rate equal to the prime rate as reported by Bank of America NTSA plus two percent (2%) per annum (the "Lending Rate")) over the reasonable useful life of the Capital Item in question. For example, if it is assumed that the Law Change Capital Costs of a particular Capital Item are $10,000, there are 30 full calendar months remaining in the Original Term as of completion of the Capital Item, the reasonable useful life of the Capital Item is 100 full calendar months and the applicable Lending Rate shall be nine percent (9%) per annum, the Monthly Amortization Amount shall be $142.50.

(c) In addition, in the event that the reasonable useful life of a particular Capital Item shall extend beyond the Original Term (if the Capital Item in question is completed during the Original Term) or beyond the first Option Term (if it is completed during the first Option Term) and Tenant subsequently extends the Term pursuant to Paragraph 47 (through the end of the first Option Term or the Second Option Term, as the case may be), prior to the commencement of the ensuing Option Term, Tenant shall continue to pay to Landlord in cash during such Option Term (or until the reasonable useful life of the Capital Item in question shall expire, if such expiration shall occur during such Option
Term) an amount equal to Monthly Amortization Amount of such Capital Item.

                  Notwithstanding any provision of this Lease to the contrary, in the event a particular Law Change is required by reason of an Alteration to the Improvements proposed or made by Tenant (that would not otherwise be required under Applicable Requirements if such Alteration were not so made or requested) (or in the event such Alteration triggers the imposition of Applicable Requirements in effect on the Commencement Date compliance with which would not otherwise be required if such Alteration were not so made or requested) during the last two (2) years of the Term (which shall include any additional Option Terms for which the Option to Extend with respect thereto has been duly exercised by Tenant) (or in the event such Alteration triggers the imposition of Applicable Requirements in effect on the Commencement Date which would not otherwise be required if such Alteration were not so made or requested), Tenant shall bear the sole cost relating to such Law Change or compliance under any Applicable Requirements relating to (or triggered by) such Law Change.

(d) In performing any compliance with law obligations under this Paragraph 6.3, each Party may utilize any "grandfather" exemption, variance, hardship exemption or similar relief mechanism available under the Applicable Requirements.

7. Maintenance; Repairs, Trade Fixtures and Alterations.

7.1      Tenant's Obligations:

(a) In General. Subject to the provisions of Paragraphs 6.3, 7.2, 7.3, 9, and 14, and subject to Landlord's obligations under the Work Letter, Tenant shall, at Tenant's sole expense, maintain and repair (and if necessary, replace (other than any Landlord Replacement Items)) in good condition, reasonable wear and tear and the negligence or misconduct of the Landlord Parties (defined in Paragraph 8.7(a)) excepted, the Building, the Improvements and the Premises and every part thereof, including, without limitation, all driveways, landscaping, sidewalks, parking areas, signs, retaining walls, fences, outdoor lighting, walkways, and parkways located on the Land, the Improvements, all Alterations, and all other all systems, equipment, improvements, utility installations and facilities in, on and/or serving the Building and/or Premises (collectively, "Tenant's Maintenance Obligations"). Tenant shall perform Tenant's Maintenance Obligations so as not to render void or inapplicable any warranty (delivered to Tenant) with respect to the Improvements.

(b) Landlord's Right to Make Repairs. Without limitation of Paragraphs 13.1 and
13.2 hereof, in the event Tenant fails to perform its maintenance and repair obligations under Paragraph 7.1, such failure shall be deemed a Tenant Default and if such failure continues for thirty (30) days (or in the case of an emergency, one (1) business day) following Tenant's receipt of written notice from Landlord stating with particularity the nature of the failure, Landlord shall have the right to perform such failed obligation of Tenant at Tenant's expense; provided, however, if the nature of the maintenance or repair obligation in question is such that it cannot, with the exercise of reasonable diligence, be completed within thirty (30) days of Tenant's receipt of Landlord's notice, Landlord shall not have the right to undertake any such maintenance or repairs at Tenant's expense, if Tenant commences the maintenance or repairs in question within said 30-day period and thereafter diligently and continuously prosecutes the same to completion. Landlord shall be entitled to prompt reimbursement by Tenant of Landlord's costs and expenses in taking such action, plus interest at the Interest Rate (without any need for further notice referenced in Section 13.4) during the period from the date Landlord incurs such costs and expenses until such time as payment is made by Tenant.

(c) Service Contracts. During the Term, Tenant shall, at Tenant's sole cost and expense, procure and maintain service contracts for the HVAC system, the parking lot and the roof in reasonable customary form, and with an qualified contractor approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

7.2      Landlord's Obligations.

(a) Subject to the provisions of Paragraphs 6.3, 7.1, 7.5, 9, and 14, and subject to Landlord's obligations under Work Letter, during the Lease Term, Landlord shall maintain and repair (and if necessary, replace), reasonable wear and tear and the negligence or misconduct of Tenant Parties (defined in Paragraph 8.7(b) excepted, the Building's foundation (excluding flooring and excluding any Fixture Work or Tenant's Trade Fixtures), structural elements of the Building (i.e. footings, load-bearing walls, support steel beams), and structural portions of the Building roof (but not the roof membrane) (collectively, "Landlord Replacement Items"). It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease. The Parties acknowledge that the foregoing provisions of Paragraphs 7.1 and 7.2 shall not apply to any repairs required as a result of fire or other casualty, which shall be governed by the provisions of Paragraph 9 below.

(b) Notwithstanding any provision of this Lease to the contrary, Landlord shall, at its sole cost and expense, (i) repair or cause to be repaired any defects in the labor or materials of the Improvements of which Tenant gives Landlord written notice within one (1) year following the Commencement Date and (ii) use reasonable efforts to enforce any warranty with respect to defects in labor and materials in the Improvements having a warranty period under the Construction Contract (defined in the Work Letter) of longer than one (1) year (where Tenant gives Landlord timely written notice within such warranty period of such defects).

7.3      Capital Repairs and Replacements.

(a) Notwithstanding any provision of Paragraph 7.1 to the contrary, but subject to the provisions of Paragraphs 6.3, 7.2, the Work Letter and this Paragraph 7.3, in the event that the performance of any maintenance or repair obligation of Tenant under Paragraph 7.1 shall require the performance of a Capital Item with respect to part of the Improvements, other than with respect to any Excluded Items (as defined in Paragraph 7.3(b) below), the actual out-of-pocket cost and expense of the Party or Parties performing such Capital Item (as to such Capital Item) ("Capital Item Costs") shall be allocated between Landlord and Tenant as follows:

(i) Subject to Tenant's obligation to pay the Monthly Amortization Amount for Capital Items under subparagraph (ii) below, and the provisions of Paragraphs 6.3.1.2(b) and 7.3(b), Landlord shall pay for all Capital Item Costs. If Tenant shall perform the Capital Item in question, Landlord shall reimburse Tenant for all Capital Item Costs paid by Tenant to unrelated third parties in connection therewith within thirty (30) days of receipt by Landlord of a written invoice therefor and customary lien waivers in connection therewith (accompanied by reasonable evidence of the expenditure in question); provided, however, that in the case where Tenant shall perform the Capital Item in question, (A) except in the case of an Emergency (in which case Tenant may commence the performance of the Capital Item immediately following delivery to Landlord of one (1) business day's advance written notice), Tenant shall not commence the performance of the Capital Item in question until thirty (30) days (10 days if the Capital Item affects performance of the HVAC system ("HVAC Capital Items")) shall have elapsed following the date that Tenant shall have delivered to Landlord a written description of the Capital Item in question and the nonbinding detailed bids of two (2) qualified contractors for the cost of performing the Capital Item, and (B) Landlord shall have the right, exercisable by delivery of written notice to Tenant during such thirty (30) day period (ten (10) day period in the case of HVAC Capital Items) to elect to perform the Capital Item directly (in which case Landlord shall, during such 30 day period (or 10 day period in the case of HVAC Capital Items) engage a qualified contractor to commence such performance and to thereafter diligently pursue the same to completion). The performance of any Capital Item by Tenant under this Paragraph 7.3(a) shall be conducted in a commercially reasonable manner (as to all aspects thereof, including cost) and so as to not create a Design Problem.

(ii) In turn, commencing with the first day of the month the Capital Item in question is completed (with the parties to make a retroactive adjustment if the relevant cost information for calculation of the Monthly Amortization Amount is not immediately available) and continuing on the first day of each calendar month thereafter until the earlier of (A) the expiration of the reasonable useful life of the Capital Item in question and (B) the expiration or earlier termination of this Lease, Tenant shall pay to Landlord, as Additional Rent, an amount equal to the Monthly Amortization Amount (calculated on the basis set forth in Paragraph 6.3.1.2 above) for such Capital Item (and the Capital Item Costs with respect thereto).

(b) Notwithstanding any provision of this Paragraph 7.3 to the contrary, Landlord shall not be required to bear any Capital Item Costs (and Tenant shall bear such Capital Item Costs) to the extent the amount of such Capital Item Costs (or the need to perform the Capital Item in question) (i) is due to the failure of Tenant to implement a maintenance program for such Capital Item consistent with commercially reasonable standards and in conformity with this Lease, (ii) relates to any Tenant's Fixtures, Fixture Work or Tenant's personal property, (iii) is due to any negligence or misconduct of Tenant or (iv) relates to the repair or replacement of any Alteration of the original Improvements (as of the Commencement Date) which itself is not a replacement of part of the original Improvements (collectively, the "Excluded Items").

7.4      Tenant's Right to Make Repairs.

(a) If Tenant delivers written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to the Landlord Replacement Items under Paragraph 6.2 or Paragraph 7.2, and Landlord fails to perform such action as required by the terms of this Lease and such failure continues for thirty (30) days (or in the case of an Emergency, one (1) business day) after receipt of such written notice from Tenant, stating with particularity the nature of the failure, Tenant may proceed to take the required action upon delivery of an additional ten (10) business days (or in the case of an Emergency, two (2) business days) notice to Landlord specifying that Tenant is taking such required action; provided however, if the nature of the obligation in question is such that it cannot, with the exercise of reasonable diligence, be completed within thirty (30) days of Landlord's receipt of Tenant's notice, Tenant shall not have the right to undertake any such action at Landlord's expense, if Landlord commences the action in question within said 30-day period and thereafter diligently and continuously prosecutes the same to completion. If Landlord does not deliver a detailed written objection to Tenant within thirty
(30) days after receipt of an invoice from Tenant of its costs of taking such required action which Tenant claims should have been taken by Landlord, which invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, and if such action was required under the terms of this Lease to be taken by Landlord at Landlord's cost (without obligation for reimbursement (other than amortization payments) from Tenant), then subject to the provisions of Paragraph 7.3, Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's costs and expenses in taking such action plus interest at the Interest Rate applicable to the Monthly Amortization Amount during the period from the date Tenant pays such costs and expenses until such time as payment is made by Landlord. If Landlord does not so reimburse Tenant within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, then without prejudice to Tenant's other rights and remedies Tenant shall be entitled to deduct from all Rent next due and owing by Tenant under this Lease, an amount equal to that set forth in the invoice together with interest thereon at the Interest Rate from the date Tenant incurs such costs until fully deducted from Rent. The term "Emergency" shall mean a condition that creates an imminent, material threat to life or of material damage to property, or material impairment or full interruption of Tenant's business operations in the Premises.

(b) In addition, in the event that an amount payable by Landlord to Tenant under Paragraph 6.3 or under Paragraph 7.3 is not paid when due thereunder, such amount shall bear interest at the Interest Rate, and without prejudice to Tenant's other rights and remedies, Tenant shall have the right to deduct such amount from Rent next due and owing hereunder until such amount has been deducted in its entirety.

7.5      Trade Fixtures; Alterations.

(a) The term "Trade Fixtures" shall mean Tenant's trade fixtures and equipment (not constituting part of the Improvements and otherwise not paid for by Landlord) installed in the interior of the Building that can be removed without doing damage to the Building (that cannot be reasonably repaired thereafter by Tenant). The term "Alterations" shall mean any modification, alteration of the Improvements or any part thereof (including the Building systems and equipment and all utility and other systems and equipment of or serving the Building and/or Premises), whether by addition or deletion, made following Substantial Completion of the Improvements; provided, that the Work Letter (and not this Paragraph 7.5) shall govern the initial installation of the Fixture Work. Tenant may, without the need to obtain the consent or approval of Landlord, make any Alteration that is interior only and does not affect the Building Systems and Equipment or the Building structural elements, and does not exceed $100,000 in cost. Any other Alteration shall require the consent of Landlord as provided herein. All Alterations requiring the consent of Landlord pursuant to this Lease are referred to herein as "Consent Alterations." For purposes of this Lease, "Design Problem" shall mean any Alteration proposed by Tenant which (a) adversely affects the Building Systems and Equipment or affects the Building structural elements, (b) is not in compliance with Applicable Requirements or
(c) affects the exterior appearance of the Building or (d) would render void or inapplicable the provisions of any then effective warranty with respect to the Improvements. Tenant may not make any Consent Alteration without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld or conditioned by Landlord. Notwithstanding the foregoing, it shall not be considered unreasonable for Landlord to withhold its consent if and to the extent the proposed Alteration would create or cause a Design Problem. In the event Tenant proposes to make a Consent Alteration, Tenant's notice regarding the proposed Consent Alteration shall include reasonable plans and specifications for the Consent Alteration in question. Landlord shall grant or withhold its consent to any proposed Consent Alterations within fifteen (15) days of receipt of Tenant's notice together with plans and specifications and other supporting documentation describing such Alteration; Landlord's failure to respond within fifteen (15) days of a second notice given after receipt by Tenant of such information and the lapse of such fifteen (15) day period shall be deemed to evidence Landlord's approval with respect to the Consent Alteration for which consent is requested. Tenant shall, at its sole cost and expense, cause to be performed all Alterations in compliance with all Applicable Requirements and in conformity with all applicable warranties. Any Alterations shall be performed at Tenant's sole cost and expense, in a good and workmanlike manner with good and sufficient materials. Landlord shall have the right to inspect and monitor the construction of any Alterations, and Tenant shall promptly upon completion furnish Landlord with as-built plans and specifications for all Alterations. Tenant shall obtain all necessary permits and certificates in connection with any Alteration.

(b) Mechanics' Liens. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises (other than any of the same arising out of any work performed by, or at the direction of, Landlord), which claims are secured by any mechanic's or materialmen's lien against the Premises or any interest therein. Tenant shall remove any mechanics' lien, materialmens' lien, stop notice of similar lien or any other encumbrance filed or recorded against the Premises or Landlord's interest therein by bond or otherwise within 30 days after written notice by Landlord. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.

7.6      Ownership; Removal; Surrender; and Restoration:
         ----------------------------------------------

(a) Ownership. Subject to Landlord's right to require removal as provided in Paragraph 7.6(b) below, all Trade Fixtures and Alterations made by or on behalf of Tenant and not removed by Tenant at the end of the Term shall, at the expiration or termination of this Lease, become the property of Landlord and be surrendered by Tenant with the Premises.

(b) Removal. By delivery to Tenant of written notice from Landlord at the time Landlord shall grant its consent thereto, Landlord may require that any or all Consent Alterations be removed by Tenant by the expiration or termination of this Lease and any other Alterations not constituting Consent Alterations made by or on behalf of Tenant that Landlord requests be removed; provided, however, that notwithstanding any provision of this Lease to the contrary, (i) other than the Platform Improvements (which Landlord may require Tenant to remove at the expiration of the Term), Landlord may not require removal of any of the Improvements constructed in the Premises pursuant to the Work Letter (or any reasonable replacement for any of such Improvements) and (ii) Landlord (A) shall not be permitted to require Tenant to remove any Alterations which are general office improvements (to the extent all office improvements not to be removed do not exceed 18,000 square feet in area, are contiguous with the initial office improvements (but not in the mezzanine), or are located in the corners of the Building) or (B) any loading docks (in addition to those provided as part of the original Improvements) which are of the same size as the initial loading docks.

(c) Surrender/Restoration. Tenant shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the Improvements, thereof broom clean and free of debris, reasonable wear and tear, damage from casualty resulting in termination of this Lease, condemnation resulting in termination of this Lease and the negligent acts of Landlord excepted. Subject to Paragraph 7.6(a) above, all Trade Fixtures and Tenant's personal property shall remain the property of Tenant and shall be removed by Tenant and Tenant shall repair any damage to the Premises caused thereby.

8. Insurance; Indemnity.

8.1 Payment For Insurance. Tenant shall pay directly for all policies of insurance required to be carried by Tenant pursuant to Paragraphs 8.2(a), 8.4(a) and 8.4(c). Tenant shall reimburse Landlord for its out-of-pocket expenses paid for by Landlord in maintaining the policies of insurance described in Paragraphs 8.2(b), 8.3(a) (subject to the limitations contained therein) and 8.3(b) within thirty (30) days of Tenant's receipt of a reasonably detailed invoice (accompanied by reasonable supporting documentation); provided, however, that premiums for policy periods for insurance maintained by Landlord commencing prior to or extending beyond the Lease Term shall be prorated to correspond to the Lease Term. Tenant shall be liable for any deductible amount in the event of a claim against any insurance policy described in Paragraph 8.2(a), 8.2(b) (provided that Tenant's obligation shall be limited to commercially reasonable deductibles), Paragraph 8.3(b) (subject to the limitations set forth in said Paragraph) and Paragraph 8.4. In addition, Tenant shall within ten (10) days of receipt from Landlord of any invoice therefor (accompanied by reasonable evidence of the costs in question and the deductible requirement in question), pay to Landlord the amount of any deductible suffered by Landlord with respect to a particular loss covered under the All Risk Insurance (defined below); provided, however, that Tenant shall not be required to pay to Landlord more than Twenty Thousand Dollars ($20,000.00) in deductible amounts with respect to any one casualty event.

8.2      Liability Insurance:

(a) Carried by Tenant. Tenant shall obtain and keep in force a Commercial General Liability policy of insurance in customary form (a "CGL Policy" or "CGL Insurance") protecting against claims for bodily injury, personal injury and property damage based upon or arising out of the use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $5,000,000 per occurrence with an "Additional Insured-Managers or Landlords of Premises Endorsement" and an "Amendment of the Pollution Exclusion Endorsement" for damage caused by heat, smoke or fumes from a hostile fire, naming Landlord, its agents, affiliates, assignees and lenders as Additional Insureds. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage to the extent customary for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. All liability insurance carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.

(b) Carried by Landlord. Landlord shall maintain, at Tenant's cost (pursuant to Paragraph 8.1), a CGL Policy in the form and amount as described in Paragraph 8.2(a) (with Landlord to have the right to have deductibles with respect thereto), in addition to, and not in lieu of, the insurance required to be maintained by Tenant.

8.3      Property Insurance of Building and Improvements.

(a) Landlord shall obtain and keep in force, at Tenant's cost, a policy or policies of "All Risk" insurance ("All Risk Insurance") in the name of Landlord, with loss payable to Landlord and any Lenders insuring loss or damage to the Improvements (including without limitation, all Alterations thereto), provided, however, that notwithstanding the foregoing, such All Risk Insurance shall not cover Tenant's Trade Fixtures, Fixture Work and Tenant's personal property, which items shall be insured by Tenant under Paragraph 8.4 below. The amount of such All Risk Insurance to be obtained by Landlord shall be equal to the full replacement cost of the Improvements, as the same shall exist from time to time, but in no event more than the commercially reasonable and available insurable value thereof. Subject to the provisions of this Paragraph 8.3, if and to the extent the coverage is reasonably available at a commercially reasonable cost, such policy or policies shall (i) insure against all risks of direct physical loss or damage, including coverage for flood, debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Improvements as the result of a covered loss, and (ii) waivers of subrogation. Notwithstanding any provision of this Lease to the contrary, Landlord may (but shall not be required to) maintain coverage for damage to the Improvements by earthquake or any other risk of loss not typically covered under an All Risk Insurance policy (collectively, the "Excluded Risks") but if Landlord elects to maintain such coverage, Tenant shall not be required to reimburse (directly or indirectly) Landlord for any deductible with respect to the Excluded Risks or for any portion of the cost of such coverage exceeding Twelve Thousand Dollars ($12,000.00) per year.

(b) Landlord shall also carry rental loss insurance (in customary form) providing coverage for losses in Rent hereunder, for a period not to exceed twelve (12) months, resulting from damage to the Premises by reason of a casualty risk required to be covered under the All Risk Insurance policy to be obtained by Landlord under Paragraph 8.3(a).

8.4      Tenant's Insurance:

(a) Property Damage. Tenant shall obtain and maintain All Risk Insurance coverage on all of Tenant's personal property, Fixture Work and Trade Fixtures in or about the Premises. Such insurance shall be full replacement cost coverage, with reasonable deductibles.

(b) No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant's property, business operations or obligations under this Lease.

(c) Additional Insurance. If at any time during the Lease Term, Tenant or any subtenant or assignee of Tenant conducts operations in, on or about the Premises involving boilers, pressure apparatus or other equipment the operation of which is generally covered by "boiler and pressure apparatus liability insurance," and if at that time, most comparable tenants in Comparable Buildings are required to provide such insurance coverage under comparable circumstances, Tenant shall procure and maintain in full force and effect with respect to the Premises, boiler and pressure apparatus liability insurance in reasonably customary form and amount.

8.5 Insurance Policies. Insurance required herein shall be by companies maintaining during the policy term a "General Policyholders Rating" of at least B+VII, as set forth in the most current issue of "Best's Insurance Guide." Tenant shall not do or knowingly permit to be done anything which invalidates the required insurance policies (or shall bear the cost of any increase in premium resulting therefrom). Tenant shall, prior to entry on the Premises (and in all events no later than the Commencement Date), deliver to Landlord certificates evidencing the existence and amounts of the insurance required to be carried by Tenant hereunder. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with evidence of renewals or "insurance binders" evidencing renewal thereof. All certificates of insurance to be provided hereunder shall contain an endorsement that the insurer thereunder shall endeavor to notify each insured and additional insured thereunder thirty
(30) days in advance of any cancellation of the policy in question. Such policies shall be for a term of at least one (1) year, or the length of the remaining Lease Term, whichever is less.

8.6 Waiver of Subrogation. Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against under Paragraphs 8.3 and 8.4(a). The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective All Risk property damage insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be.

8.7      Indemnification and Waiver.

(a) Waiver. Subject to the provisions of this Lease, Tenant hereby assumes all risk of damage to property or injury to persons in or upon the Premises from any cause whatsoever and agrees that Landlord, its partners and their respective lenders, officers, agents, servants, and employees (collectively, the "Landlord Parties") shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by Landlord's default under this Lease or the negligence or willful misconduct of Landlord or any of the Landlord Parties (provided, however, that Landlord shall not be responsible for any damage to the extent such damage is covered by insurance required to be carried by Tenant under this Lease).

(b) Tenant's Indemnity. Subject to the provisions of this Lease, Tenant shall indemnify, defend, protect, and hold harmless Landlord and the Landlord Parties from any and all claims, loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) (collectively, "Costs and Damages") incurred in connection with or arising from (1) any cause in or on the Premises following the Commencement Date prior to the expiration of the Term (or any holdover period, whichever later occurs) or any holdover period (to the extent coverable under the type of CGL Insurance required to be carried by Tenant under Paragraph 8.2(a)) or (2) subject to the terms of the last sentence of Paragraph 8.7(c) below, any negligence or willful misconduct of Tenant or any person claiming by, through or under Tenant, its partners, sublessees, licensees and their respective officers, agents, contractors, and employees (collectively, "Tenant Parties") (whether or not coverable by Tenant's insurance) or (3) any default by Tenant under this Lease, in or on or about the Premises during the Lease Term, provided that, except as set forth below, the terms of the foregoing indemnity shall not apply to the extent such Claims, Costs and Damages arise from the negligence or willful misconduct of Landlord or any of the Landlord Parties. Notwithstanding the foregoing, because Tenant must carry insurance pursuant to Paragraph 8.4(a)) above to cover its personal property and all Trade Fixtures within the Premises, Tenant hereby agrees to protect, defend, indemnify and hold Landlord harmless from any Claim, Cost or Damage with respect to any such property within the Premises, to the extent such Claim, Claims and Damages are coverable by customary All Risk Insurance, even if resulting from the negligence or willful misconduct of Landlord or the Landlord Parties.

(c) Landlord's Indemnity. Landlord shall indemnify, defend, protect, and hold harmless Tenant and the Tenant Parties from any and all Claims, Costs and Damages incurred in connection with or arising from (i) any negligent acts or willful misconduct of Landlord or any of the Landlord Parties in, on, or about the Premises (subject to the terms of the last sentence of Paragraph 8.7(b) above) prior to the expiration of the Term (or any holdover period, whichever later occurs) (or) (ii) any default by Landlord under this Lease provided that, except as set forth below, the terms of the foregoing indemnity shall not apply to the extent such Claims, Costs and Damages arise from the negligence or willful misconduct of Tenant or the Tenant Parties in connection with the Tenant Parties' activities in, on, or about the Premises. Notwithstanding the foregoing, because Landlord is required to maintain pursuant to the terms of Paragraph 8.3(a) above All Risk Insurance on the Improvements, Landlord hereby agrees to protect, defend, indemnify and hold Tenant harmless from any Claims, Costs and Damages (exclusive of deductibles to the extent to be borne by Tenant pursuant to Paragraph 8.1) with respect to the Improvements to the extent such Claims, Costs and Damages are covered by the All Risk Insurance required to be carried by Landlord under Paragraph 8.3(a), even if resulting from the negligent acts or willful misconduct of Tenant or the Tenant Parties.

(d) Waiver of Consequential Damages. Notwithstanding any provision of this Lease to the contrary, neither Landlord nor Tenant shall be liable to the other Party for any consequential damages for any breach or default (or any other matter) under this Lease, provided that this sentence shall not be applicable to any consequential damages which may be incurred by Landlord relating to or in connection with any holdover by Tenant following the expiration of the Lease Term, subject to and in accordance with the provisions of Paragraph 26 hereof.

8.8 Survival. Each Party's agreement to indemnify and hold the other Party harmless pursuant to Paragraph 8.7 above is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease. The foregoing provisions of this Paragraph 8 shall survive the expiration or earlier termination of this Lease.

9. Damage or Destruction.

9.1      Definitions:

(a) "Premises Damage" shall mean damage or destruction to the Improvements (including, without limitation, and all Alterations), other than the Tenant's Trade Fixtures, Fixture Work and personal property.

(b) "Insured Loss" shall mean damage or destruction to Improvements (including, without limitation, all Alterations), other than Tenant's Trade Fixtures, Fixture Work and personal property, which is caused by an event required to be covered by the All Risk Insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(c) "Restoration Cost" shall mean the cost to repair or rebuild the Improvements (including, without limitation, all Alterations) (other than Tenant's Trade Fixtures, Fixture Work and personal property) at the time of the damage and destruction thereof to their condition existing immediately prior to such damage, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

9.2 Restoration. Subject to the provisions of Paragraphs 9.3, 9.4 and 9.5, if, during the Term, there is any Premises Damage to any portion of the Improvements (but not Tenant's Trade Fixtures, Fixture Work or personal property, which shall be Tenant's obligation to repair at Tenant's sole cost and expense) then Landlord shall, at Landlord's expense subject to Paragraph 9.3(a), promptly and diligently repair and restore the Improvements so damaged to the condition of such Improvements in existence immediately prior to such damage as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Tenant shall, at Tenant's election, make the repair of any damage or destruction to the Improvements the total Restoration Cost of which is reasonably estimated by Tenant to be Ten Thousand Dollars ($10,000.00) or less, and, in such event following ten (10) days prior written notice to Landlord (to the extent Landlord is required to pay for or perform such item under the Lease), Landlord shall reimburse Tenant for all Restoration Costs (not exceeding $10,000 per casualty event) incurred by Tenant with respect to such repair within thirty (30) days of Landlord's receipt of a reasonably detailed invoice therefor (accompanied by reasonable supporting documentation). Landlord shall be entitled to the full proceeds of any insurance coverage for the Improvements, whether carried by Landlord or Tenant, for damage to the Premises. Notwithstanding anything to the contrary contained herein, in the event (and to the extent) of (i) the occurrence of damage or destruction to the Premises that requires the repair or restoration of any Alteration (to the extent the same is not just a replacement of an original Improvement) and (ii) the cost of such repair or restoration is not covered by the insurance required to be carried by Landlord (or otherwise carried by Landlord), Landlord shall not be required to undertake or bear the cost of such repair or restoration.

9.3      Landlord Right to Terminate.

(a) In the event that there is any Premises Damage to any portion of the Improvements during the Term which is not an Insured Loss under circumstances where the Restoration Cost of such damage to the Improvements (not otherwise covered by insurance proceeds or funds provided by Tenant) exceeds (a "Restoration Cost Deficiency") Five Hundred Thousand Dollars ($500,000.00), which amount shall be reduced to $250,000.00 in the last two years of the Term (the "Damage Threshold"), Landlord shall have the right, exercisable by delivery to Tenant of written notice of termination within seventy-five (75) days of Landlord's discovery of the Premises Damage in question, to terminate this Lease effective upon the date sixty (60) days following delivery to Tenant of such notice of termination (which notice shall describe in reasonable detail the grounds for such termination (and attach reasonable supporting documentation therefor)); provided, however, that in the event Tenant shall receive any such notice of termination, (i) Tenant shall have the right (but not the obligation) to render such termination of this Lease void and ineffective (and to reinstate this Lease in full force and effect) by delivering to Landlord, within thirty
(30) days of Tenant's receipt of Landlord's notice of termination, Tenant's written agreement to contribute (together with evidence of the security for such payment if reasonably required by Landlord), at Tenant's expense, the funds required to reduce the applicable Restoration Cost Deficiency to an amount equal to the Damage Threshold, and (ii) in any case, Tenant shall have the right to extend the effective date of any such termination for up to sixty (60) additional days (as selected by Tenant) by delivery of written notice to Landlord within thirty (30) days of Tenant's receipt of Landlord's notice of termination.

(b) If, at any time during the last two (2) years of the Term (which shall include any Option Term for previously exercised Options to Extend; provided, that Tenant may exercise any remaining unexercised Option to Extend (in accordance with Paragraph 47 hereof) within thirty (30) days of receipt of Landlord's notice under this Paragraph 9.3(b) and in such case, the Option Term with respect thereto shall also be included), there is any Premises Damage, rendering at least twenty-five percent (25%) of the Improvements untenantable and its repair or restoration requires more than one hundred twenty-(120) days to complete, then Landlord may terminate this Lease at any time within ninety
(90) days of Landlord's discovery of the damage effective ninety (90) days following the date of delivery to Tenant of a written notice of termination.

9.4 Tenant's Right to Terminate. Tenant shall have the right to terminate this Lease (a) in the event at any time during the Term there occurs any Premises Damage to any portion of the Improvements by any form of casualty event which
(i) renders, more than thirty-five percent (35%) of the Improvements untenantable or inoperable for the operation of Tenant's business and (ii) cannot reasonably be fully restored to its condition existing immediately prior to such damage or destruction within eleven (11) months of both Landlord's and Tenant's discovery of the Premises Damage in question, which right shall be exercisable by Tenant by delivery to Landlord of written notice of termination (which shall specify the effective date of termination, which may be up to 120 days following the date of delivery of the notice) at any time within ninety
(90) days after Landlord's discovery of the damage, and (b) if at any time during the last two (2) years of the Lease Term, there is any Premises Damage rendering at least twenty-five percent (25%) of the Improvements untenantable and its repair or restoration requires more than one hundred twenty (120) days to complete, Tenant may terminate this Lease at any time within ninety (90) days of Tenant's discovery of such damage by delivery to Landlord of up to ninety
(90) (but not less than thirty (30)) days' written notice of termination.

9.5      Abatement of Rent; Tenant's Remedies.

(a) Abatement of Rent. If the Premises or the Improvements are partially or totally destroyed or damaged by any casualty event, Base Rent and Additional Rent shall be abated in proportion to the degree of interference and disruption of Tenant's use and enjoyment of the Premises from the date such damage or destruction occurs until the date the repair or restoration of the Improvements is substantially complete.

(b) Remedies. If Landlord shall be obligated to repair or restore the Premises and/or the Improvements under this Paragraph 9 and does not commence, in a substantial and meaningful way, such repair or restoration within seventy-five
(75) days after such obligation shall accrue, and such failure shall continue for ten (10) days following delivery by Tenant to Landlord and such Lenders of written notice of such failure, Tenant shall have the right to elect to perform the Landlord's restoration obligations, in which case, Tenant shall be reimbursed by Landlord within thirty (30) days of Tenant's written request therefor, for all of the Tenant's good faith costs and expenses incurred in performing such obligations or Tenant may, at any time prior to the commencement of such repair or restoration, give written notice to Landlord and to any Lenders of which Tenant has actual notice, of Tenant's election to terminate this Lease on a date (selected by Tenant) not less than thirty (30) days following the giving of such notice. If Tenant gives such notice and such repair or restoration is not commenced within thirty (30) days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within said thirty (30) day period, this Lease shall continue in full force and effect. The term "commence" under this Paragraph 9.5(b) shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs. In addition, if neither Landlord nor Tenant elect to terminate this Lease and the casualty damage in question has not been repaired within twelve (12) months after the date of notice from Tenant to Landlord of the discovery of damage (subject to Force Majeure and delays caused by Tenant), then Tenant shall have the right, within five (5) business days of the end of such period, and thereafter during the first five (5) business days of each calendar month following the end of such period until such time as the repairs in question are completed, to terminate this Lease by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than five (5) business days following the end of such period or each such month, as the case may be. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the delivery by Tenant of the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs shall be substantially completed, within thirty (30) days after delivery by Tenant of the Damage Termination Notice. If such repairs shall be substantially completed prior to the expiration of such 30-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs are not substantially completed within such 30-day period, then this Lease shall terminate upon the expiration of such 30-day period.

9.6 Termination-Advance Payments. Upon termination of this Lease pursuant to this Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Tenant to Landlord.

9.7 Waive Statutes. Landlord and Tenant agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises and hereby waive the provisions of any present or future statute to the extent inconsistent herewith, including California Civil Code Sections 1932(2) and 1933(4).

9.8 Notification. Tenant shall give prompt written notice to Landlord of any fire or other casualty to any part of the Premises of which any of Tenant's onsite management or Tenant's executive management has actual knowledge.

10. Real Property Taxes.

10.1     Definition of Real Property Taxes.

10.1.1 Inclusions. Subject to the provisions of Paragraph 10.1.2, as used herein, the term "Real Property Taxes" shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); and/or license fee imposed upon or levied against any legal or equitable interest of Landlord in the Premises, Landlord's right to other income therefrom, and/or Landlord's business of leasing, by any authority having the power to tax and where the funds are generated with reference to the Premises address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises is located. The term "Real Property Taxes" shall also include any tax, fee, levy, assessment, penalty, or charge, or any increase therein, imposed by reason of events occurring during the Lease Term, including but not limited to, a change in the ownership of the Premises, or any portion thereof, and/or any improvements constructed on or at the Premises.

10.1.2 Exclusions. Notwithstanding any provision of this Lease to the contrary, in no case shall Real Property Taxes include any of the following: (i) any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance or succession taxes, estate taxes, federal and state income taxes, or any other taxes to the extent applicable to Landlord's general or net income (as opposed to rents or receipts), (ii) penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to, any Real Property Taxes, when due (unless due to Tenant's failure to pay), or (iii) any special assessments or other taxes from any city, county, state or federal government or agency or quasi-governmental agency), participation in which is voluntary (and when Tenant has not consented in writing to such participation, in the exercise of its sole discretion).

10.2 Payment of Taxes. Tenant shall pay the Real Property Taxes applicable to the Premises during the Lease Term. All such payments shall be made prior to any delinquency date therefor; provided that Landlord shall provide to Tenant all bills for such Real Property Taxes (not separately provided to Tenant) not less than thirty (30) days prior to the delinquency date therefor. Tenant shall promptly furnish Landlord with reasonable evidence that such taxes have been paid. If any such Real Property Taxes shall cover any period of time prior to or after the expiration or termination of this Lease, such Real Property Taxes shall be prorated to cover only that portion of the period that this Lease is in effect, and Landlord shall reimburse Tenant (within thirty (30) days of such expiration or termination) for any overpayment. If Tenant shall fail to pay any required Real Property Taxes in accordance with this Paragraph 10.2, except where Tenant is contesting the same in good faith, and such failure continues for thirty (30) days after delivery to Tenant by Landlord of written notice of such failure, Landlord shall have the right to pay the same, and Tenant shall reimburse Landlord therefor within thirty (30) days of receipt of demand therefor. Tenant shall have the right to contest in good faith Real Property Taxes applicable to the Premises, provided no penalties, interest or liens are assessed against the Premises (or Tenant shall agree to indemnify Landlord for the same).

10.3 Joint Assessment. If the Premises are not separately assessed, Tenant's liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed. Landlord and Tenant shall reasonably cooperate to cause the Premises to be separately assessed from all other real property owned by Landlord.

10.4 Personal Property Taxes. Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon the Trade Fixtures, and all furnishings, equipment and personal property of Tenant. When reasonably possible, Tenant shall cause such property to be assessed and billed separately from the real property of Landlord.

11. Utilities. Subject to the provisions of the Work Letter, Tenant shall be solely responsible for providing the Premises with, and for paying for, all water, gas, heat, light, power, telephone, telecommunication, trash disposal, sewer and other utilities and services required or desired for the Premises, together with any taxes thereon; provided, however, that in all cases Landlord shall reasonably cooperate with Tenant's efforts to procure any utility services desired by Tenant. Tenant shall contract directly with and pay directly to the utility companies and service providers for such utilities and services.

12. Assignment and Subletting.

12.1     Landlord's Consent Required:

(a) Subject to the provisions of this Paragraph 12, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, "assign or assignment") or sublet all or any part of Tenant's interest in this Lease or in the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. No consent by Landlord to a particular assignment, sublease or mortgage shall constitute consent or approval of any subsequent assignment, sublease or mortgage. Notwithstanding anything to the contrary contained in this Paragraph 12, in no event may Tenant assign, sublease or license this Lease or the Premises to any entity whatsoever if, at the time of such assignment, mortgage, transfer, pledge or sublease, Tenant is in Breach under this Lease (and such Breach remains uncured). No consent by Landlord to any assignment or sublease shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.

(b) Except as expressly provided in Paragraph 12.1(c) below, a change in the control of Tenant shall constitute an assignment requiring Landlord's consent; provided, however that the provisions of this Paragraph 12.1(b) shall not apply (and such change of control shall not constitute an "assignment" hereunder) in the case of any transfers in stock or other interests in Tenant occurring at any time during which Tenant is publicly traded on any national or regional stock or securities exchange or on any over-any-counter market (a "Reporting Company"). The transfer, on a cumulative basis, of all legal and beneficial title and interest in and to fifty percent (50%) or more of the outstanding voting stock of Tenant within a single twelve (12) month period shall constitute a change in control for this purpose.

(c) Notwithstanding any provision of this Lease to the contrary, Tenant may assign this Lease or sublease all or part of the Premises without receipt of Landlord's consent, (and without application of any provision of this Paragraph
12) to an entity which acquires all or substantially all of the stock or assets of Tenant, an entity which is the resulting entity of a merger or consolidation of Tenant with another entity, or an entity which is controlled by, controls, or is under common control with, Tenant (each of such entities shall be referred to hereinafter as an "Affiliate"), so long as: (i) any such sublease or assignment shall be subject and subordinate to the terms and provisions of this Lease; (ii) any such Affiliate assignee assumes in a writing delivered to Landlord all of the obligations of Tenant accruing after the effective date of the assignment under this Lease; and (iii) no such assignment or sublease shall release Tenant from any of its obligations under this Lease. "Control" as used in this Paragraph 12 (c) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, or ownership of any sort. Tenant shall notify Landlord of any such assignment or sublease promptly following consummation of such transaction.

(d) Any assignment or subletting for which Landlord's consent is required under this Paragraph 12 (a "Consent Transfer") effected without Landlord's consent hereunder shall be a Default (as defined in Paragraph 13.1 below) curable after notice to Tenant pursuant to Paragraph 13.1(c).

(e) Upon prior written notice to Landlord, Tenant may also allow any person or company which is a client or customer of Tenant or which is providing service to Tenant or one of Tenant's clients to occupy as a licensee or sublessee portions of the Premises without such occupancy being deemed a sublease or license transaction governed by this Paragraph 12, as long as: (i) all such occupancies shall not occupy, in the aggregate, more than twenty percent (20%) of the Building; (ii) such occupancy shall be subject and subordinate to the terms and provisions of this Lease; and (iii) no such occupancy shall release Tenant from any of its obligations under this Lease.

12.2     Terms and Conditions Applicable to Assignment and Subletting:

(a) Regardless of Landlord's consent, any assignment or subletting shall not release Tenant of any obligations hereunder.

(b) Landlord may accept Rent or performance of Tenant's obligations from any person other than Tenant pending approval or disapproval of an assignment. No acceptance of Rent or performance shall constitute a waiver or estoppel of Landlord's right to exercise its remedies for Tenant's Default or Breach (as defined in Paragraph 13.1 below).

(c) Landlord's consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

(d) Each request for Landlord's consent to a Consent Transfer shall be in writing, accompanied by reasonable customary information including, without limitation, information regarding the financial responsibility of the proposed assignee or subtenant accompanied by a term sheet or other written description of the primary economic terms of the proposed Consent Transfer ("Transfer Notice"). Tenant shall promptly provide a copy of the sublease or assignment documents to Landlord upon execution thereof.

(e) Notwithstanding any provision of this Lease to the contrary, (i) Landlord may not withhold its consent to any Consent Transfer on the basis of (A) the economic terms of the proposed Consent Transfer except relating to the transferee's financial condition or (B) the fact that the terms of the Consent Transfer shall permit further subleasing, subject to compliance with the provisions of this Paragraph 12 and (ii) any request for Landlord's consent to a Consent Transfer conforming to the provisions of Paragraph 12.2(d) with respect to which no written response from Landlord is received by Tenant within ten (10) days following submission to Landlord by Tenant of such request for consent (and accompanying information described in clause (d) above) shall conclusively be deemed approved and consented to by Landlord.

(f) Notwithstanding any provision of this Lease to the contrary, in no case shall Landlord be permitted (or have the right to require Tenant to agree to allow Landlord) (as a condition of its consent to a Consent Transfer or otherwise) to physically recapture any space proposed to be sublet or assigned or to share in any of the proceeds or profits of any such assignment or sublease.

(g) If Landlord consents to any proposed Consent Transfer pursuant to the terms of this Paragraph 12, Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Consent Transfer upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord requesting Landlord's consent to such assignment or subletting, provided that if there are any material changes in the terms and conditions from those specified in such notice such that Landlord would initially have been entitled to refuse its consent to such assignment or subletting under this Paragraph 12, Tenant shall again submit the assignment or subletting to Landlord for its approval, under Paragraph 12.2.

13. Default; Breach; Remedies.

13.1 Default; Breach. A "Default" is defined as a failure by the Tenant to comply with or perform any of the provisions of this Lease. A "Breach" is defined as the occurrence of one or more of the following Defaults, and the failure of Tenant to cure such Default within the applicable grace period (following delivery of written notice to Tenant) set forth below:

(a) The failure of Tenant to make any payment of Rent required to be made by Tenant hereunder, to Landlord, when due, where such failure continues for a period of five (5) business days following delivery of written notice of such failure to Tenant.

(b) The failure by Tenant to provide (i) subordination documents conforming to the requirements of Paragraph 30, or (ii) an "Estoppel Certificate" (defined in Paragraph 16(a) below) conforming to the requirements of Paragraph 16, where any such failure continues for a period of ten (10) business days following delivery to Tenant of written notice of such failure by Landlord.

(c) A Default by Tenant, other than those described in Paragraphs 13.1(a) or
(b), where such Default continues for a period of thirty (30) days after delivery by Landlord of written notice of such Default; provided, however, that if the nature of Tenant's Default is such that more than thirty (30) days are reasonably required for its cure, then the same shall not be deemed to be a Breach if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion, provided however, if a Default under this clause (c) relates to an Arbitration Matter (defined below) and is subject to dispute as to whether such Default exists, then such determination shall be subject to arbitration under Paragraph 48 hereof.

                  All notices to be given pursuant to this Paragraph 13.1 shall be in addition to, and not in lieu of, the notice requirements of California Code of Civil Procedure Section 1161.

13.2 Remedies. In the event of a Breach, Landlord may, with or without further notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Breach:

(a) Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event Landlord shall be entitled to recover from
Tenant: (i) the unpaid Rent which had been earned at the time of termination;
(ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided; and (iv) any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by the Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, and reasonable attorneys' fees. In the event Landlord terminates this Lease pursuant to Paragraph 13.2(a), Landlord shall use reasonable efforts to mitigate damages. The worth at the time of award of the amount referred to in clauses (i) and (ii) above shall be calculated with interest at the Interest Rate. The worth at the time of award of the amount referred to in clause (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent (1%). Efforts by Landlord to mitigate damages caused by Tenant's Breach of this Lease shall not waive Landlord's right to recover damages under this Paragraph 13. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Landlord may reserve the right to recover all or any part thereof in a separate suit.

(b) Landlord shall have the remedy set forth in California Civil Code Section 1951.4; i.e., Landlord may continue the Lease and Tenant's right to possession and recover the Rent as it becomes due.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Tenant's right to possession shall not relieve Tenant from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Lease Term hereof or by reason of Tenant's occupancy of the Premises.

13.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by any Lender. Accordingly, if (a) any regularly scheduled monthly payment of Rent shall not be received by Landlord within ten (10) days after the same is due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a one-time late charge equal to three and one-half percent (3-1/2%) of each such overdue amount; provided, however, that in the case of the first such late payment during any twelve (12) month period, such late charge shall not be due unless Tenant's delinquency with respect thereto continues for five (5) days after written notice thereof is delivered to Tenant (without the requirement for the ten (10) day period referenced above) and (b) any other form of Rent shall not be received by Landlord within ten (10) days after receipt by Tenant of written notice that such amount is delinquent, Tenant shall pay to Landlord a one-time late charge equal to three and one-half percent (3 1/2%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder.

13.4 Interest. Any monetary payment due Landlord hereunder, other than late charges, not received by Landlord, when due as to scheduled payments (such as Base Rent) or within thirty (30) days following the date on which Landlord delivers to Tenant written notice that the same is delinquent, shall bear interest from the date when due, as to scheduled payments, or the thirty-first
(31st) day after it was due as to non-scheduled payments. The interest ("Interest") charged shall be equal to the prime rate reported in the Wall Street Journal as published closest prior to the date when due plus three and one half percent (3.5%) ("Interest Rate"), but shall not exceed the maximum rate allowed by law.

13.5 Default by Landlord. The occurrence of any of the following shall constitute a material default (a "Landlord Default") of this Lease by Landlord:
(i) any failure by Landlord to make any payment required to be made by Landlord hereunder when due, where such failure continues for thirty (30) days after delivery of written notice of such failure by Tenant to Landlord or (ii) any material failure by Landlord to perform or comply with any other material provision of this Lease, to be performed or complied with by Landlord, where such failure continues for thirty (30) days after delivery of written notice of such failure by Tenant to Landlord; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty
(30) day period, there shall not be a Landlord Default if Landlord shall, within thirty (30) days of such notice, commence such cure, and thereafter diligently prosecute such cure to completion.

14.      Condemnation.

14.1 Generally. If the Premises is taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively "Condemnation"), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. In the event of a Condemnation which permanently leaves an insufficient portion of the Premises for the operation of Tenant's business from the Premises, Tenant may, at Tenant's option, which shall be exercised in writing within ninety (90) days after Tenant shall have received written notice of such taking (or in the absence of such notice, within ninety (90) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession or title. If Tenant so elects to terminate this Lease, Base Rent and Additional Rent shall be prorated as of the date of termination. Condemnation awards and/or payments shall be the property of

Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Tenant shall be entitled to compensation through a separate award from the condemning authority for (i) Tenant's relocation expenses, (ii) Tenant's loss of business goodwill, (iii) damages resulting from the cessation or interruption of Tenant's business, (iv) Tenant's personal property and/or Trade Fixtures, but not the Platform Improvements, and (v) 50% of the "bonus value" of Tenant's leasehold interest in this Lease actually awarded by the condemning authority. All Alterations made to the Premises by Tenant after the Commencement Date at Tenant's own expense (without any contribution from Landlord by means of an improvement allowance or otherwise), for purposes of Condemnation only, shall be considered the property of the Tenant and Tenant shall be entitled to any and all compensation which is payable therefor.

14.2 No Termination. In the event that this Lease is not terminated pursuant to Paragraph 14.1, Landlord shall, with reasonable diligence, proceed to restore (to the extent permitted by all Applicable Requirements and covenants, conditions and restrictions then applicable to the Premises) the Improvements to a complete functioning unit of substantially the same proportionate usefulness, design and construction existing immediately prior to the date of the Condemnation. In such case, Base Rent and Additional Rent under this Lease shall be proportionately based upon the nature of the space taken (Building space, storage, parking area) and upon the proportion which the portion taken bears to the area of the Premises immediately prior to such Condemnation.

14.3 Waiver of Statutory Provisions. Landlord and Tenant agree that the provisions of this Paragraph 14 and the remaining provisions of this Lease shall exclusively govern the rights and obligations of the parties with respect to any Condemnation of any portion of the Premises, and each of them hereby waives any statutory or common law rights or provisions inconsistent herewith.

15. Broker.

(a) Tenant and Landlord each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Broker) in connection with this Lease, and that no one other than said named Broker is entitled to any commission or finder's fee in connection herewith. Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses and attorneys' fees reasonably incurred with respect thereto. The foregoing indemnification shall survive the termination or expiration of this Lease.

(b) Subject to the terms and conditions of that certain Commission Agreement dated March ___, 2002 by and between __________________ _________ and The
Staubach Company, in the event either or both Options to Extend (defined below) is properly exercised by Tenant in accordance with Paragraph 47, as to each such exercise of the Option to Extend, Landlord shall pay to Tenant's Broker, a brokerage commission equal to three and one-third (3-1/3%) of the Base Rent payable by Tenant with respect to the Option Term in question, one-half of which shall be payable on such proper exercise and one-half of which shall be payable upon actual commencement of the Option Term in question. The obligations of Landlord set forth in this Paragraph 15(b) shall be enforceable against the Landlord as provided in this Paragraph 15(b) by Tenant's Broker as an intended third party beneficiary, and in the event of any dispute between Landlord and Tenant's Broker with respect thereto, the nonprevailing party shall pay to the prevailing party its attorneys' fees (in accordance with Paragraph 31) (as if Tenant's Broker were a Party hereto).

16. Estoppel Certificates:

(a) Each Party (as "Responding Party") shall within twenty (20) days after written notice from the other Party (the "Requesting Party") execute, acknowledge and deliver (on the basis of the Responding Party's actual knowledge, without inquiry or investigation), to the Requesting Party a statement in writing (the "Estoppel Certificate") in form similar to Exhibit "F" attached hereto, plus such additional factual information as may be reasonably requested by the Requesting Party.



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

(b) If Landlord desires to finance, refinance, ground lease or sell the Premises, or any part thereof, Tenant shall deliver to any potential lender, ground lessor or purchaser designated by Landlord such publicly available, previously reported financial statements as may be reasonably required by such lender or purchaser, including but not limited to Tenant's financial statements for the past three (3) years provided, however, that if Tenant shall be privately held, any such financial statements shall be such financial statements as shall then be in the possession of Tenant (if then in the possession of Tenant, CPA audited statements, but, if audited statements shall not then be in the possession of Tenant, Tenant's internally prepared financial statements, as certified to the actual knowledge of Tenant's treasurer or chief financial officer). All financial statements not publicly available shall be received by Landlord and such lender, partner or purchaser in confidence and Landlord shall cause such recipients to maintain the confidentiality of the same and to use the same only for the purposes herein set forth.

17. Landlord Definition/Continuing Liability.

                  (a) Landlord shall have the absolute right to transfer all or any portion of its interest in the Premises. Subject to the provisions of Paragraph 5.3(b) and this Paragraph 17, the term "Landlord" as used herein shall mean the owner or owners at the time in question of the fee title to the Premises and in the event of a transfer of all of Landlord's legal and beneficial title or interest in the Premises, the prior Landlord shall be relieved of any liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Landlord.

                  (b) Notwithstanding any provision of this Lease to the contrary, (i) the original Landlord, ORIX Otay, LLC, an Illinois limited liability company ("Original Landlord") shall at all times have personal liability (with full recourse to the assets of Original Landlord) for performance of each and all of the construction obligations of the Landlord under the Work Letter as the same may be amended from time to time (the "Construction and Development Obligations") and shall continue to be primarily liable to Tenant for the performance of each and all of the Construction and Development Obligations, notwithstanding the occurrence of any transfer of all or any portion of Original Landlord's interest in the Premises or in this Lease.

18. Severability. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law.

19. Days. Unless otherwise specifically indicated to the contrary, the word "days" as used in this Lease shall mean and refer to calendar days.

20. Limitation on Liability. Subject to the provisions of Paragraph 17, the obligations of Landlord under this Lease shall not constitute personal obligations of Landlord, the individual partners or members of Landlord or its or their individual partners, members, directors, officers, managing members, officers or shareholders ("Landlord Owners") and Tenant shall look to the Premises (and all sales and refinancing proceeds and all insurance and/or condemnation proceeds relating to the Premises or this Lease) and to no other assets of Landlord (or of the Landlord Owners) for the satisfaction of any liability of Landlord with respect to this Lease.

21. Time of Essence. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the State of California, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in the State of California.



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

22. No Prior or Other Agreements. All prior understandings and agreements between the Parties are merged in this Lease, which alone fully and completely expresses the agreement of the Parties with respect to any matter mentioned herein. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the Party against whom enforcement of said change or modification is sought.

23. Notices. In order to be effective, each and every notice required or permitted to be given with respect to this Lease shall be in writing and shall be delivered to the address of the intended Party as specified in Paragraph 1.9 above. Notices shall be deemed properly delivered and received (i) when and if personally delivered, (ii) the same day when and if sent by confirmed facsimile, or (iii) the day of delivery to the other Party if deposited with Federal Express, UPS, or comparable commercial overnight courier service which makes delivery tracking information available to the Parties. Notices may be delivered on behalf of the Parties by their respective attorneys. In the event of a change of address by either Party, such Party shall give written notice thereof to the other Party in accordance with the foregoing. Notwithstanding the foregoing, the requirements of this Paragraph 23 shall be subject to, to the extent applicable,
Section 8.6 of the Work Letter.

24. Waivers. No waiver by Landlord or Tenant of the default or breach of any term, covenant or condition hereof by the other party, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent default or breach by such party of the same or of any other term, covenant or condition hereof. Landlord's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord's consent to, or approval of, any subsequent or similar act by Tenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Landlord shall not be a waiver of any Default or Breach by Tenant.

25. Recording. Either Landlord or Tenant shall, upon request of the other, execute, acknowledge and deliver to the other a short form memorandum of this Lease, substantially in the form attached hereto as Exhibit "G," for recording purposes, but no such memorandum of lease shall be recorded until after Landlord obtains fee title to the Land. The Party requesting recordation shall be responsible for payment of any fees and transfer taxes applicable thereto.

26. No Right To Holdover. Subject to the provisions of this Paragraph 26, if Tenant holds over after the expiration or earlier termination of this Lease, without the express consent of Landlord, such tenancy shall be a tenancy at sufferance only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable (a) for the first month of any such holdover at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term and (b) beyond the first month of any such holdover at a monthly rate equal to one hundred and fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease (prorated in the case of partial months on the basis of a 30-day month), and in addition, Tenant shall pay to Landlord all direct and consequential damages sustained by Landlord by reason of such holdover, provided, however, that Tenant shall not be liable to Landlord for consequential damages sustained by Landlord during the first thirty (30) days following the expiration of this Lease. Nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant and shall not constitute a waiver of or limit or exclude any of Landlord's rights or remedies under this Lease, at law or in equity.

27. Cumulative Remedies. Unless expressly provided for otherwise herein, no remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative at law or in equity.

28. Construction of Agreement. In construing this Lease, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.



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

29. Binding Effect; Choice of Law. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the Parties, their personal representatives, successors and permitted assigns and be governed by and construed in accordance with the laws of the State of California. Any litigation between the Parties hereto concerning this Lease shall be initiated in the city, county, state or federal district court, as applicable, in which the Premises are located.

30. Subordination; Attornment; Non-Disturbance.

30.1 Provided that Tenant is provided with a subordination, non-disturbance and attornment agreement in a commercially reasonable form which (i) does not modify the economic terms of this Lease (or materially modify any other provision hereof) and (ii) recognizes all of Tenant's prospective and accrued rights under this Lease with respect to (A) the Letters of Credit and any matter relating to Capital Items under this Lease and (B) any default occurring before foreclosure (or delivery of a deed in lieu of foreclosure) (collectively, "Foreclosure Transfer") of a security instrument defined below) which continues after such Foreclosure Transfer ("SNDA") duly executed by the holder of any ground leases, deeds of trust, mortgages security interests (collectively, "Security Instruments") affecting the Premises, this Lease is and shall be subject and subordinate at all times to the security interests evidenced by the Security Instruments. Notwithstanding any provision of this Lease to the contrary, (a) Landlord shall not permit any Security Instrument to be recorded against the Premises or otherwise become prior to the lien of this Lease (without providing to Tenant an SNDA) prior to the earlier of the time of recordation of the Memorandum of this Lease described in Paragraph 25 (provided Tenant causes such Memorandum to be executed in recordable form, by Tenant within ten (10) business days after Landlord's request if such Memorandum was not previously recorded) or the date of Tenant's occupancy of the Premises for the conduct of business, and
(b) in the event Landlord shall breach its obligations under clause (a), and Landlord shall not cure such breach (by causing such Security Instrument to be subordinate to this Lease or by providing Tenant an SNDA conforming to the requirements of this Paragraph 30) within thirty (30) days following receipt by Landlord of written notice from Tenant of such breach, without prejudice to its other rights and remedies, Tenant shall have the right to terminate this Lease, exercisable by delivery of written notice to Landlord at any time after such breach and expiration of such thirty (30) day period.

30.2 Subject to the provisions of this Paragraph 30, upon the delivery by Landlord to Tenant of an SNDA in the form and substance required by this Paragraph 30 duly executed and acknowledged by each of the holder(s) of the security interests set forth in each future Security Instrument (and if required by the terms of the SNDA, executed and acknowledged by Landlord), this Lease shall be subject and subordinate to each such future Security Instrument hereafter in force against the Land, the Improvements and/or the Building or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of each such Security Instrument.

30.3 Subject to the provisions of this Paragraph 30 (and the provisions of the SNDAs to be delivered hereunder), Tenant agrees to attorn to the holder(s) of the security interests set forth in the Security Instruments or any successors thereto upon any such foreclosure sale or deed in lieu thereof, if so requested to do so by such holder (provided that such attornment is consistent with the terms of the applicable SNDA).

31. Attorneys' Fees. If any Party brings an action or proceeding to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "Prevailing Party" shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred.

32. Landlord's Access; Showing Premises. Subject to the provision of this Lease, Landlord and Landlord's agents, employees, consultants and Lenders shall have the right to enter the Premises at any time, in the case of an Emergency, and otherwise at reasonable times upon prior reasonable notice for the purpose of:
(i) showing the same to prospective purchasers, ground landlords or lenders, or (during the last twelve (12) months of the Lease Term to prospective tenants);
(ii) making such alterations, repairs, improvements or additions to the Premises as required by this Lease; and (iii) inspecting the condition of the Premises and/or compliance by Tenant with Tenant's obligations under this Lease. Subject to the provisions of this Paragraph 32 and the provisions of this Lease, all such activities shall be without abatement of Rent or liability to Tenant; provided however, such entry by Landlord shall (i) be coordinated in advance with Tenant to minimize any disruption of Tenant's operations and any damage to Tenant's property, and (ii) be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant (and as little damage to the property of Tenant) as reasonably possible (provided further that Landlord shall promptly replace at Landlord's cost all property of the Tenant Parties so damaged).

33. Signs.

                  Landlord hereby agrees that Tenant, at Tenant's sole cost and expense, shall have the right during the Lease Term to install such identification signage and/or logo signage on the walls and/or fences of the Building and/or install such monument signs (the "Signage") as Tenant may desire, provided that, in each instance, Tenant shall obtain Landlord's prior written approval therefor, which approval shall not be unreasonably withheld, conditioned or delayed. The Signage shall comply with all Applicable Requirements and shall be installed and maintained by Tenant, at Tenant's sole cost and expense, in a commercially reasonably manner. Within thirty (30) days of the expiration or earlier termination of the Lease, Tenant shall, at Tenant's sole cost and expense, cause the Signage to be removed from the Building, and the portion(s) of the Building on which the Signage was located to be restored to their condition existing prior to the installation of the Signage. If Tenant fails to so remove the Building Signage and restore the area of the portion(s) of the Building on which the Building Signage was located as provided in this Paragraph 33 within such period, then Landlord may perform such work on behalf of Tenant and all good faith costs and expenses incurred by Landlord in connection therewith shall constitute Additional Rent under this Lease and shall be paid by Tenant to Landlord within thirty (30) days of demand. Tenant's rights under this Paragraph 33 shall be freely transferable by Tenant to any assignee of this Lease or any sublessee of any portion of the Premises but such transfer shall not diminish Tenant's obligations hereunder, including the obligation to comply with all Applicable Requirements. The removal and restoration obligations of Tenant as provided in this Paragraph 33 shall survive the expiration or earlier termination of this Lease.

34. Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Breach by Tenant, shall automatically terminate any sublease or lesser estate in the Premises, except as otherwise provided herein.

35. Consents. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld, conditioned or delayed.

36. Auctions. Tenant shall not conduct, nor permit to be conducted, recurring auctions upon the Premises without Landlord's prior written consent. Landlord shall not be obligated to exercise any standard of reasonableness in considering any request for such multiple auctions.

37. Quiet Possession. Subject to payment by Tenant of the Rent and performance of all of the covenants, conditions and provisions on Tenant's part to be observed and performed under this Lease, Tenant shall have quiet possession and quiet enjoyment of the Premises during the Lease Term.

38. Intentionally Deleted.

39. Intentionally Deleted.

40. Security Measures. Tenant hereby acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide same.

41. Reservations. Subject to the provisions of this Paragraph 41, Landlord reserves to itself the right, from time to time, to grant such easement and dedications affecting the Premises as Landlord may reasonably require; provided, however, that notwithstanding any provision of this Lease to the contrary in the event such easement or dedication shall (i) adversely affect any use by Tenant of any portion of the Premises, (ii) limit the size or dimensions of the Premises, (iii) impose any material additional cost, obligation or liability risk on Tenant or any Tenant Party, (iv) adversely affect the availability, scope, intensity or cost of any utility or other service to the Premises, such easement or dedication shall require the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, Landlord may grant any easement or dedication to the extent necessary for construction or completion of the Improvements pursuant to the Work Letter, or to the extent required by any public utility company or otherwise as is necessary to comply with any Applicable Requirements, subject to Tenant's prior written consent which shall not be unreasonably withheld, conditioned, or delayed, but, Tenant shall not withhold or condition its consent to the extent such withholding or conditioning of consent would cause Landlord not to comply with Applicable Requirements.

42. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay plus interest as otherwise required in this Lease.

43. Authority. If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each Party represents and warrants to the other Party that each individual executing this Lease on behalf of such Party is duly authorized to execute and deliver this Lease on such Party's behalf.

44. Offer. Preparation of this Lease by either party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

45. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification.

46. Multiple Parties. If more than one person or entity is named herein as either Landlord or Tenant, such multiple Parties shall have joint and several responsibility to comply with the terms of this Lease.

47. Options to Extend Term.

47.1 Grant. Provided that this Lease is in full force and effect, Landlord hereby grants to Tenant two (2) consecutive options (each, an "Option to Extend") to extend the Original Term of this Lease for a period of five (5) years each (each, an "Option Term"). Each Option to Extend must be exercised by Tenant, if at all, only by a written exercise notice delivered by Tenant to Landlord on or before the date which is twelve (12) months, but not more than twenty-four (24) months, prior to the end of the Original Term or the end of the first Option Term, as applicable. Notwithstanding anything herein to the contrary, (a) Tenant shall not be entitled to exercise an Option to Extend pursuant to this Paragraph 47 if (i) Tenant is in Breach of its obligations under this Lease (and such Breach remains uncured) at the time Tenant exercises its option to extend by written notice thereof to Landlord or (ii) following Tenant's exercise of its Option to Extend but prior, to the first day of the applicable Option Term, Tenant is in Breach of its obligations under this Lease and (b) the Options to Extend shall be exercisable only by Tenant or a permitted assignee of Tenant's entire interest in this Lease pursuant to Paragraph 12 hereof.

47.2 Terms. If Tenant properly and timely exercises the applicable Option to Extend, the Original Term of this Lease, or first Option Term, as the case may be, shall be extended by the applicable Option Term, and all of the terms, covenants and conditions of this Lease shall remain unmodified and in full force and effect during the applicable Option Term, except that the monthly Base Rent payable by Tenant pursuant to Paragraph 1.4(a) during (i) the first thirty-six
(36) months of first Option Term shall be equal to the product of (A) 1.065 and
(B) the monthly Base Rent payable by Tenant during the last full Lease Month of the Original Term; (ii) the final twenty-four (24) months of the first Option Term shall be equal to the product of (A) 1.1025 and (B) the monthly Base Rent payable during the last month of the immediately preceding thirty-six (36) month period, (iii) during the first thirty-six (36) months of the second Option Term shall be equal to the product of (A) 1.065 and (B) the monthly Base Rent payable by Tenant during the last month of the first Option Term and (iv) the final twenty-four (24) months of the second Option Term shall be equal to the product of (A) 1.1025 and (B) the monthly Base Rent payable during the last month of the immediately preceding thirty-six (36) month period. Base Rent during the Option Term includes consideration from Tenant to Landlord for Landlord's obligation to pay a brokerage commission in accordance with Paragraph 15(b) of this Lease.

48. Arbitration. The provisions of this Paragraph contain the sole and exclusive method, means and procedure to resolve any and all disputes or disagreements between the Parties, (including whether any particular matter constitutes, or with the passage of time (and, if applicable, the failure of a Party hereto to cure the same) would constitute a Breach) which (A) pertain to other than the payment of Base Rent under this Lease and involve an amount less than $100,000; or (B) pertain to performance of either party under, or interpretation of the provisions of, the Work Letter or (C) at the election of Tenant only (within the time periods specified in this Paragraph 48), pertain to whether any Law Change constitutes a Capital Item under Paragraph 6.3 and/or whether a particular repair or restoration of the Improvements constitutes a "Capital Item" under Paragraph 7.3; provided that nothing contained herein shall prevent Landlord from pursuing its rights and remedies with respect to the matters described in this Clause (C) if Tenant does not so elect arbitration. Except as otherwise expressly set forth herein, all disputes identified in (A), (B), or (C) above ("Arbitration Matters") arising in connection with this Lease shall be finally settled in San Diego, California under the Rules of the American Arbitration Association ("AAA") by three (3) arbitrators appointed in accordance with said Rules. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Paragraph. Any and all attempts to circumvent the provisions of this provision shall be absolutely null and void and of no force or effect whatsoever. Notwithstanding the terms of this Paragraph 48 and pursuant to the provisions of Article 23 of the AAA rules, at any time before and after a Notice of Dispute is presented, the Parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The Parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party's obligation to arbitrate all disputes under this Paragraph 48 (pertaining to an Arbitration Matter) or infringe upon the powers of any arbitration panel. As to any matter (other than matters solely involving the payment of money ("Money Matters")) submitted to arbitration hereunder to determine whether it would, with the passage of time, constitute a Breach, such passage of time shall not commence to run until any such affirmative determination, so long as it is simultaneously determined by the Arbitration Panel that the challenge of such matter as a potential Breach was made in good faith. As to Money Matters submitted to arbitration to determine whether such matter would, with the passage of time, constitute a Breach, such passage of time shall not commence to run in the event that the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made "under protest," which shall occur when such payment is accompanied by a good-faith notice stating why the Party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth below. The Parties acknowledge that only those matters described in the first sentence of this Paragraph 48 above shall be submitted to arbitration and all other matters (including, without limitation, matters pertaining to Landlord's exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant's right of possession of the Premises in accordance with this Lease and Applicable Laws; provided, however, the determination of whether there is a default of a particular obligation relating to an Arbitration Matter shall be subject to Arbitration hereunder) shall be adjudicated in the court of appropriate jurisdiction.

(a) Arbitration Panel. Any arbitration called for under this Paragraph 48 shall be conducted in accordance with the following procedures (which shall govern in the event of a conflict with the AAA Rules). Within thirty (30) days after delivery of written notice ("Notice of Dispute") of the existence and nature of any dispute given by any Party to the other Party, and unless otherwise provided herein in any specific instance, the Parties shall each appoint an independent arbitrator from a list of prospective arbitrators supplied by AAA to both Parties. In the event that any Party fails to so act, such appointment and notification shall be made as quickly as possible for such Party by the AAA. Within ten (10) days after such appointment and notice, such arbitrators shall appoint a third arbitrator from a list of prospective arbitrators supplied by the AAA to both Parties (together with the first two (2) arbitrators, "Arbitration Panel") and shall deliver written notice of the identity of such arbitrator and a copy of his or her written acceptance of such appointment to each of the Parties. In the event that agreement cannot be reached on the appointment of a third arbitrator within such period, such appointment and notification shall be made, upon the application of either Party, as quickly as possible by the AAA. In the event of any subsequent vacancies or inabilities to perform among the Arbitration Panel, the arbitrator or arbitrators involved shall be replaced in accordance with the provisions of this Paragraph as if such replacement was an initial appointment to be made under this Paragraph within the time constraints set forth in this Paragraph, measured from the date of notice of such vacancy or inability, to the person or persons required to make such appointment, with all the attendant consequences of failure to act timely if such appointed person is a party hereto.

(b) Duty. Consistent with the provisions of this Paragraph, the members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently and impartially so as to hear and decide, by majority vote, the outcome and resolution of any dispute or disagreement submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of thirty (30) days after the appointment of all three (3) members of the Arbitration Panel. None of the members of the Arbitration Panel shall have any liability whatsoever for any acts or omissions performed or omitted in good faith pursuant to the provisions of this Paragraph.

(c) Authority. The Arbitration Panel shall (i) enforce and interpret the rights and obligations set forth in this Lease to the extent not prohibited by law,
(ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, and (iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue, and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but shall not award consequential damages to either Party and shall not award punitive damages), the awarding of reasonable attorneys' fees and costs to the prevailing party as determined by the Arbitration Panel and the issuance of injunctive relief. If the Party against whom the award is issued complies with the award, within the time period established by the Arbitration Panel, then no Breach will be deemed to have occurred, unless the Breach pertained to Money Matters, and Tenant or Landlord failed to make such payment under protest.

(d) Appeal. The decision of the Arbitration Panel shall be final and binding, may be confirmed and entered by any court of competent jurisdiction at the request of any Party and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud on the part of the Arbitration Panel, or on the basis of a mistake as to the applicable law. The Arbitration Panel shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction.

(e) Compensation. Each member of the Arbitration Panel shall be compensated for any and all services rendered under this Paragraph at a rate designated by the AAA, plus reimbursement for any and all reasonable expenses incurred and documented in connection with the rendering of such services, payable in full promptly upon conclusion of the proceedings before the Arbitration Panel. Such compensation and reimbursement shall be borne by the non-prevailing Party as determined by the Arbitration Panel in its sole and absolute discretion.

49. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

                  IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.


LANDLORD:                                      TENANT:
ORIX OTAY, LLC,                                FACTORY 2-U STORES, INC.,
an Illinois limited liability company          a Delaware corporation

By: ORIX Real Estate Equities, Inc.,           By:  /s/ Norman G. Plotkin
    a Delaware corporation                     Name Printed:  Norman G. Plotkin
Its:Managing Member                            Title:  Executive Vice President




By:  /s/ Michael J. McCullough                 By:  /s/ Susan M. Skrokov
Named Printed:  Michael J. McCullough          Name Printed:  Susan M. Skrokov
Title:  Senior Vice President                  Title:  Corporate Secretary

                                   Exhibit "A"
                           Premises Legal Description
                                [To be Attached]

                                   Exhibit "B"
                                   Work Letter

                  THIS WORK LETTER ("Work Letter") is entered into as of this 8th day of March, 2002, by and ORIX OTAY, LLC, an Illinois limited liability company ("Landlord"), and FACTORY 2-U STORES, INC., a Delaware corporation ("Tenant").

                                R E C I T A L S :

         A. Landlord and Tenant have entered into that certain Single Tenant Net Lease for the Premises, and this Work Letter is attached to the Lease as Exhibit "B." The Work Letter is incorporated into the Lease by this reference. Capitalized terms not defined in this Work Letter shall have the meanings given to such terms in the Lease.

         B. The Parties now desire to enter into this Work Letter in accordance with the terms and conditions set forth below.

                                   SECTION 1

                             CONSTRUCTION DOCUMENTS

1.1 Contractor's Architect. Hill Pinckert & Associates, Inc. ("Contractor's Architect"), shall act as the Contractor's Architect with respect to the design and construction of the "Improvements" (defined in Section 1.2.1 below). Concurrently with (i) the delivery by Contractor's Architect of its Letter Agreement to Contractor in accordance with Paragraph 2.2.2 of the Lease and (ii) the delivery by Kimley-Horn & Associates ("Kimley-Horn") of its letter agreement to Contractor in accordance with Paragraph 2.2.2 of the Lease, Landlord or "Contractor" (defined in Section 3.1 below) shall assume all of Tenant's obligations to the Contractor's Architect and to Kimley-Horn with respect to preparation of the Construction Drawings (defined in Section 1.2.2 below) and performance of engineering and due diligence for the Premises in a writing satisfactory to both Landlord and Tenant as set forth in Paragraph 2.2.2 of the Lease.

1.2      Improvements.

1.2.1 Improvements Defined. As used in this Work Letter and in the Lease, the "Improvements" shall mean (a) the shell improvements for the Building (defined in Paragraph 1.2 of the Lease), (b) tenant improvements within the Building which are Landlord's obligation to construct hereunder, (c) the "Platform Improvements," which shall consist of those platform improvements (including a walk-way) necessary to facilitate Tenant's access to the materials handling system at a mezzanine level, including, without limitation, lighting and sprinkler systems attached to such platform structure, (d) off-site and on-site engineering and the work and improvements related thereto, and (e) subject to the provisions of this Work Letter, all of the elements, facilities and characteristics specified in the Improvements Specifications attached hereto as Schedule "1" (collectively, the "Baseline Specifications") all to the extent such items referenced in clauses (a) through (e) above are or will be identified on the Approved Construction Documents (defined in Section 1.2.2 below) as modified by any Changes (defined in Section 5.1 below) or Required Changes (defined in Section 1.2.5 below) hereunder. In no event shall the Improvements include any improvements or improvement work to be installed or performed by or on behalf of the Tenant (other than by or for Landlord) (the "Fixture Work") with respect to computer or specialized wiring, telephone cabling, racking and the materials handling systems and any furniture or other Tenant personal property.

1.2.2 Preparation of Approved Construction Documents. Landlord and Tenant each acknowledge that they have approved the Baseline Specifications attached hereto as Schedule "1." Contractor's Architect shall prepare the architectural drawings and specifications and Contractor shall cause the engineering plans, the specifications and construction drawings to be prepared for the Improvements (collectively, the "Construction Drawings") based upon and incorporating the Baseline Specifications attached hereto (as the same may be modified hereunder). Tenant shall be permitted, subject to coordination with Landlord and Contractor, to consult with Contractor's Architect. Landlord and Tenant hereby acknowledge and agree that the Baseline Specifications (as the same may be modified as herein provided) will be the basis to complete the Construction Drawings. The Construction Drawings proposed and prepared by Contractor and Contractor's Architect shall be submitted to Tenant for its approval in accordance with the requirements below when such Construction Drawings are 30% complete, 60% complete, 90% complete and 100% complete, as reasonably determined by Landlord. Except to the extent approved by Tenant pursuant to this Section 1.2.2, and subject to Section 1.2.1, the Construction Drawings shall be consistent with the Baseline Specifications. Tenant shall have seven (7) business days from each Landlord delivery of the Construction Drawings to advise Landlord whether or not Tenant approves such delivery of the Construction Drawings, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however that Tenant may disapprove, in its reasonable discretion, any part of any such Construction Drawings delivery which is not reasonably inferable from the Baseline Specifications in connection therewith, or at any other time prior to approval of the Approved Construction Drawings, Tenant may require a change in the Construction Drawings, provided, however, that Tenant may not request any change that would result in a material change in the scope of the work identified by the Baseline Specifications attached hereto without Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant requests a change in, or reasonably disapproves, any Construction Drawings, Landlord shall use reasonable efforts to respond to such change or disapproval as soon as reasonably practical. Tenant shall then have five (5) days to review and approve such changes and any subsequent changes to the Construction Drawings as revised. Tenant shall deliver a reasonable response to any reasonable request by Landlord for information pertaining to the materials handling system requesting a response on March 15, 2002 or later on not less than five (5) business days prior written notice. The final Construction Drawings for the Improvements proposed by Landlord and approved by Tenant, as provided herein, and as modified by any Change or Required Change implemented after such approval by Tenant (each as hereinafter defined) shall be referred to herein collectively as the "Approved Construction Documents."

1.2.3 Permits. Once Landlord has obtained the Approved Construction Documents (or prior thereto, if appropriate), Landlord shall cause Contractor to apply for and pursue the issuance of a building permit for, and all permits or approvals required by governmental authorities having jurisdiction over, the Improvements (collectively, the "Improvements Approvals").

1.2.4 Completion. Subject to the terms of the Lease and this Work Letter, Landlord shall cause the Contractor to complete the construction and installation of the Improvements in accordance with the Approved Construction Documents and all Applicable Requirements (defined in Paragraph 6.3 of the Lease) in effect on the date of Substantial Completion (defined in Section 6.2 below) of the Improvements.

1.2.5 Required Changes. Notwithstanding anything to the contrary contained in this Work Letter, subject to the provisions of this Section 1.2.5, Landlord shall be entitled to make changes to the Baseline Specifications, Construction Drawings or the Approved Construction Documents, to the extent such changes ("Required Changes") (i) are necessitated by any applicable building codes and other state, federal, city or county requirements of any governmental (or quasi-governmental or administrative) code, rule, regulation, law, approval or other authority, or (ii) are in connection with off-site improvements and are required to be addressed or implemented by the Improvement Approvals (or other governmental requirements not included in the Baseline Specifications), provided, however, in each case of a Required Change, Landlord shall use commercially reasonable efforts (consistent with Landlord's obligations to comply with Applicable Requirements) to minimize the scope and the amount of additional Improvements Costs (defined in Section 2.2 below) resulting from such Required Change. Promptly following receipt of notice of each material Required Change, Landlord shall notify Tenant of the same.

                                   SECTION 2

                          DESIGN AND CONSTRUCtiON COSTS

2.1 Design and Construction Costs for Improvements. Subject to the terms of the Lease and this Work Letter, Landlord shall pay the entire cost of designing and constructing the Improvements in accordance with the Approved Construction Documents and all Applicable Requirements.

2.2      Improvement Costs Defined.

2.2.1    Inclusions.

                  Subject to the provisions of Section 2.2.2 below, the term "Improvement Costs" shall mean the sum of the following (and only the following):

2.2.1.1.1 Purchase Agreement Costs. All amounts paid by Landlord as purchaser pursuant to the provisions of that certain Agreement for Purchase and Sale and Joint Escrow Instructions dated January 30, 2002 entered into between Sunroad Otay Partners, L.P., a California limited partnership ("Seller") and Tenant, as amended (as so amended, the "Purchase Agreement"), (to be assigned to Landlord by Tenant pursuant to that certain Assignment of Purchase Agreement ("Assignment of Purchase Agreement") in the form of Schedule "2" attached hereto), including, without limitation, the purchase price for the Land (and any earnest money deposits) thereunder. Notwithstanding any provision of the Lease to the contrary, neither Tenant nor Landlord shall amend the Purchase Agreement (i) in any manner which will increase such amounts payable to Seller under the Purchase Agreement, or (ii) in any other material manner, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

2.2.1.1.2 Other Purchase Costs. All amounts paid by Landlord to independent third parties for title reports, survey costs, title insurance and endorsements, escrow fees and costs, closing costs, recording fees, documentary transfer taxes, due diligence investigations and reports and due diligence insurance costs relating to the acquisition of the Land by Landlord under the Purchase Agreement.

2.2.1.1.3 Entitlements Costs. All amounts paid and/or reimbursed by Landlord and/or any corporation or entity controlling, controlled by, or under common control with Landlord, (collectively, Landlord's "Affiliates") to independent third parties, including, without limitation, governmental entities, engineers and lobbyists, in connection with (or on account of) the application for, negotiation and/or pursuit of, and issuance of all governmental or utility company permits, approvals, agreements, or entitlements, including, without limitation, any exaction, fee or other payment paid with respect thereto, costs in connection with complying with all laws, ordinances, rules and regulations and the cost of any onsite or offsite improvement (or bond therefor) required and paid in connection with the development and construction of the Improvements contemplated by the Lease.

2.2.1.1.4 Improvements Design and Engineering Fees and Expenses. All fees and other payments paid to Contractor's Architect under the Contractor's Architect agreement, and all fees and expenses payable to independent third party engineers and other consultants, including, without limitation, Kimley-Horn (collectively, "Landlord's Consultants") in connection with the acquisition of the Land and the design and engineering of the Improvements, and including, without limitation, preparation of the Baseline Specifications and Drawings, the Construction Drawings, the Approved Construction Documents and in connection with any Changes or Required Changes thereto.

2.2.1.1.5 Improvements Construction Contract. All amounts paid by Landlord to the Contractor including under the Construction Contract or paid directly to subcontractors, material suppliers or other applicable parties with respect to the development and construction of the Improvements, provided that to the extent such parties are not included under the Construction Contract, such parties (and the amount and purpose of the payment) shall have been previously approved by Tenant, which approval shall not be unreasonably withheld.

2.2.1.1.6 Tenant Due Diligence Cost Reimbursement. Reimbursed Costs (defined in Paragraph 2.2.4(d) of the Lease) paid to Tenant under the Lease.

2.2.1.1.7 Brokerage Commissions. The amount of commission paid by Landlord to The Staubach Company ("Tenant's Broker") for the Original Term of the Lease and for acquisition of the Land under a separate agreement between Landlord and Tenant's Broker. Notwithstanding any provision of the Lease to the contrary, any commission paid to Tenant's Broker (or any other broker) with respect to any Extension Term hereunder shall not be included within Improvement Costs.

2.2.1.1.8 Cost of Capital. Subject to the provisions of Section 6.3(c) and
Section 7.2.2 of this Work Letter, a cost of capital charge ("Cost of Capital Charge") equal to (x) four and one-half percent (4.5%) per annum (the "Applicable Rate") calculated on a daily basis (and prorated in the case of partial periods, on the basis of a 360 day year) of (y) all Improvement Costs (other than Cost of Capital Charges) paid by Landlord, from the date each such Improvement Cost is so paid by Landlord until the Commencement Date; provided, however, that Cost of Capital Charges shall also include an amount equal to interest at the Applicable Rate on the total Improvement Costs paid or incurred as of the Commencement Date for the first month of the Early Occupancy Period (defined in Paragraph 4.3 of the Lease).

2.2.1.1.9 Development Fee. Landlord's development fee (the "Development Fee") in the amount of Five Hundred Thousand Dollars ($500,000.00).

2.2.1.1.10 Attorney Fees. Subject to Section 2.2.2(f) hereof, Landlord's attorneys fees and expenses incurred in connection with (i) negotiating and reviewing the Purchase Agreement and any amendments thereto, and closing the purchase of the Land thereunder, (ii) pursuing the Entitlements, (iii) negotiating contracts with Contractor's Architect, Kimley-Horn, the Contractor, Landlord's Consultants and any other third party consultants participating in the acquisition of the Land and the design and/or construction of the Improvements.

2.2.1.1.11 If and to the extent consulting with independent third party consultants is reasonably required by Landlord in connection with the Fixture Work due to special issues raised by or special features of such Fixture Work), Landlord's out-of-pocket expenses incurred in retaining such consultants for such purposes.

2.2.1.1.12 Building permits, testing and inspection fees (and other governmental or utility assessments and connection fees) relating to the Improvements.

2.2.1.1.13 Any property taxes or other assessments for the Premises accruing prior to the Commencement Date (and for which Landlord is responsible to pay) and not reimbursed by the Seller under the Purchase Agreement.

2.2.1.1.14 Any costs for utilities incurred by Landlord or Contractor in connection with Tenant's access to the Premises under Section 8.6 prior to the Rent Commencement Date.

2.2.1.1.15 Title insurance premiums for the Premises and fees payable on account of any construction escrow for disbursement of proceeds for construction of the Improvements.

2.2.1.1.16 Any costs (which would be Improvement Costs if applicable to the Premises) related to the Alternate Site, if any.

2.2.1.1.17 Any costs for insurance required to be provided by Landlord under the Lease and this Work Letter prior to the Commencement Date.

2.2.1.1.18        Any Tenant Delay Costs (defined in Section 7.1 below).

2.2.1.1.19 Any reasonable costs incurred in connection with any audit of all or any portion of the Improvement Costs.

2.2.1.1.20 Subject to Section 2.2.2 hereof, all other out-of-pocket costs relating to the development of the Premises and the Improvements prior to the Rent Commencement Date which Landlord may incur, which costs shall be subject to Tenant's reasonable approval.

2.2.2    Exclusions to Improvement Costs.

                  Notwithstanding any provision of this Work Letter to the contrary, the term "Improvement Costs" shall not include any of the following:

2.2.2.1.1 Brokerage Commissions. Except for the brokerage commissions specifically described in Section 2.2.1(g) above, any commission or fee payable to any broker or finder, including, without limitation, any of the same which relate to any permanent, construction, mezzanine, unsecured, secondary or other financing for or relating to the Premises.

2.2.2.1.2 Financing Costs. Except for the amounts specifically described in
Section 2.2.1(h) above, any costs, payments, fees, interest or other expenses of any kind relating to the cost of capital or any form of financing, secured or unsecured, for the Premises, or any portion thereof, including, without limitation, any permanent, construction, acquisition, mezzanine, unsecured, secondary or other financing.

2.2.2.1.3 Internal Administration Costs. Any internal or overhead costs of Landlord (or any Affiliate thereof), including, without limitation, rent, utilities, staff compensation, office supplies and the like; provided that this
Section 2.2.2(c) shall not apply to the costs described in Sections 2.2.1(h) and
(i).

2.2.2.1.4 Payments to Landlord and Affiliates. No payments to (that are to be retained by) Landlord and its Affiliates other than the Development Fee and Cost of Capital Charges described in Sections 2.2.1(i) and (h) above.

2.2.2.1.5 Attorneys' Fees. Any attorney fees, costs or expenses relating to (i) any financing of the Premises or (ii) negotiation of the Lease or procurement of the Letter of Credit or any other purpose not specifically identified in Section 2.2.1(j).

2.2.2.1.6 Costs Unrelated to the Property. Any cost or expense not specified in this Section 2.2.2 and not directly related to (i) the acquisition, development, design or construction of the Premises or (ii) the Lease (but excluding those costs and expenses set forth in Section 2.2.1).

2.3 Final/Actual Improvement Costs and Calculation of Base Rent. Following Landlord's completion of the Improvements pursuant to this Work Letter and Landlord's calculation of actual Base Rent, Landlord shall provide a reasonably detailed notice (together with reasonable supporting documentation) to Tenant setting forth Landlord's calculation of the First Period Monthly Base Rent payable pursuant to Paragraph 1.4(a) of the Lease (the "Base Rent Notice"). Within thirty (30) days of its receipt of such Base Rent Notice, Tenant shall, by a written notice delivered to Landlord, either agree to the Base Rent as calculated by Landlord under the Base Rent Notice, or dispute such Landlord's calculation of First Period Monthly Base Rent. Any dispute under this Section
2.3 shall be subject to binding arbitration under Paragraph 48 of the Lease. The parties acknowledge that the sum of $214,375.00 per month ("Pro Forma First Period Monthly Base Rent") is the current pro forma calculation of such First Period Monthly Base Rent, based upon the current pro forma budget for Improvement Costs. Commencing with the date (pursuant to Paragraphs 1.4(a) and
4.3 of the Lease) Tenant is required to commence the payment of Base Rent under the Lease ("Rent Commencement Date") and until the actual amount of First Period Monthly Base Rent is finalized under this Section 2.3, Tenant shall pay the Pro Forma First Period Monthly Base Rent (unless the amount of the actual First Period Monthly Base Rent shall be finalized prior to the Rent Commencement Date, in which case such amount shall be paid by Tenant as the First Period Monthly Base Rent from and after the Rent Commencement Date). In the event that (i) the actual First Period Monthly Base Rent is determined to be in excess of Pro Forma First Period Monthly Base Rent, then Tenant shall pay to Landlord the total amount of monthly excess (the excess of actual First Period Monthly Base Rent over Pro Forma First Period Monthly Base Rent) for each Lease Month for which Tenant has previously paid First Period Monthly Base Rent in accordance with the Pro Forma First Period Monthly Base Rent within thirty (30) days following final determination of the actual First Period Monthly Base Rent under this Section 2.3, or (ii) alternatively, if the final determination of First Period Monthly Base Rent under this Section 2.3 reflects that Tenant has overpaid First Period Monthly Base Rent for such prior Lease Months (based upon the Pro Forma First Period Monthly Base Rent), then Landlord shall credit against the Rent next coming due under the Lease the total amount of any such overpayment (of Pro Forma First Period Monthly Base Rent in excess of actual First Period Monthly Base Rent) (until such overpayment shall be exhausted).

2.4      Allocation of Cost Responsibility.

2.4.1 Improvements Costs Generally. All Improvements Costs (a) are utilized, pursuant to Section 2.2 above, to calculate Base Rent and (b) are not (other than through payment of Base Rent pursuant to the provisions of the Lease and other than as set forth in this Work Letter) reimbursable by Tenant to Landlord.

2.4.2    Impact of the Improvements Guaranteed Maximum Amount.

(a) The Improvements Guaranteed Maximum Amount (defined in Section 3.2(d) below), shall be adjusted by the following:

(i) The aggregate increase or decrease, as applicable, in the Improvements Guaranteed Maximum Amount, if any, resulting from all Changes to the Baseline Specifications, the Construction Drawings or the Approved Construction Documents required either by Tenant pursuant to Section 5.1 below or resulting from any Required Change.

(ii) The aggregate increase in the Improvements Guaranteed Maximum Amount (including the "General Conditions" (defined in Section 3.2(d)(iii) below), if any, payable to the Contractor under the Construction Contract to the extent resulting from "Tenant Delays" (defined in Section 7.1 below) and "Force Majeure Delays" (defined in Section 7.3 below) (to the extent consistent with Landlord's general practices with respect to comparable guaranteed maximum construction contracts).

(iii) The increase or decrease, as the case may be, in the Improvements Guaranteed Maximum Amount, resulting from the increase or decrease in the actual cost of any allowance item in comparison to the allowance amount set forth in the original Construction Contract or any change orders thereunder.

(iv) Building permits, testing and inspection fees relating to the Improvements.

(v) The costs of implementing and utilizing overtime in the schedule for the work in order to meet the Target Substantial Completion Date (as defined in Section 6.3 below), to the extent authorized by Section 6.3.

(b) The Improvements Guaranteed Maximum Amount includable within Improvements Costs pursuant to Section 2.2 above shall also be decreased by fifty percent (50%) of the "savings" (from the Improvements Guaranteed Maximum Amount under the Construction Contract) achieved under the Construction Contract as anticipated under Section 3.2 below (provided, to the extent the actual "savings" provision of the actual Construction Contract ultimately executed with the Contractor shall vary from a 50/50 split, an appropriate adjustment shall be made in the application of this clause (b)).

                                   SECTION 3

                                 THE CONTRACTOR

3.1 Contractor. Fulmer Companies shall serve as the general contractor ("Contractor") that shall perform the construction work for the Improvements. Landlord may elect to replace, in its sole discretion, the Contractor with either Lusardi Construction Company or Oltmans Construction Company at any time, subject to the prior written approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord's election to replace the Contractor shall not relieve Landlord from its obligations hereunder.

3.2      Construction Contract.

(a) Landlord shall enter into a design/build "guaranteed maximum amount" construction contract (the "Construction Contract") with the Contractor on a basis consistent with the requirements of this Work Letter (and otherwise containing commercially reasonable provisions) for the construction and installation of the Improvements in accordance with the Approved Construction Documents and all Applicable Requirements.

(b) Landlord shall use commercially reasonable efforts to include in the Construction Contract commercially reasonable provisions which (i) provide commercially reasonable incentives for the Contractor to Substantially Complete all Improvements in accordance with the requirements of this Work Letter on or before March 20, 2003 (with the period of time following commencement of construction within which the Contractor shall agree to so achieve Substantial Completion being referred to herein as the "Contract Time"); and (ii) provide commercially reasonable financial penalties (which, to the extent received by Landlord, shall reduce Improvements Costs) in the event the Improvements are not Substantially Complete within the Contract Time (and such failure is a breach of the Contractor's Contract Time obligations under the Construction Contract). Notwithstanding anything to the contrary contained herein, Tenant recognizes that following the acquisition of the Land by Landlord, Tenant's sole remedy with respect to Landlord's failure to complete the Improvements on or before the Outside Termination Date (defined in Section 6.3.2 below) shall be to terminate the Lease pursuant to Section 6.3.2 hereof.

(c) During design development with respect to the Construction Drawings, Landlord shall cause the Contractor to competitively bid each major trade or component and to otherwise reasonably assist Tenant to "value engineer" the Construction Drawings (and the Improvements themselves). Tenant shall have the right to review bids obtained with respect to only those items falling within those certain trade categories that involve a cost of Fifty Thousand Dollars ($50,000.00) or more (each, a "Tenant Bid Item"). Landlord shall cause Contractor to obtain and deliver to Landlord and Tenant for their review at least two (three, in the case of Tenant Bid Items in excess of $50,000) final competitive bids (each a "Bid") from qualified subcontractors in connection with each Tenant Bid Item. Landlord shall select the lowest competitive bid in each case, except where it has a commercially reasonable purpose in selecting a higher bid which commercially reasonable purpose may include the quality and availability of materials, the reputation of the party submitting the bid, and whether or not the bid meets the applicable construction schedule and timing for the construction and completion.

(d) The "Improvements Guaranteed Maximum Amount" under the Construction Contract shall be subject to the prior written approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Tenant shall not so approve the Improvements Guaranteed Maximum Amount, and the Parties shall not otherwise agree, the "Improvements Guaranteed Maximum Amount" shall mean with respect to the Construction Contract the sum of each of the following:

(i) the total of all fixed amount subcontract bids (for all trades and components of the Improvements);

(ii) the total of all allowances under the Construction Contract for the Improvements (allowances shall apply to each of the items described on Schedule "3" attached hereto and to any additional items approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed;

(iii) the Contractor's General Conditions with respect to the Improvements. The Contractor's "General Conditions" for the Improvements shall be consistent with Schedule "4" attached hereto;

(iv) the Contractor's Contingency with respect to the Improvements. The Contractor's "Contingency" for the Improvements shall be $140,000;

(v) the Contractor's Fees with respect to the Improvements. The Contractor's "Fees" with respect to the Improvements (including with respect to all Changes) under the Construction Contract shall be 3.75% of the total "cost of the work" under the Construction Contract;

(vi) any costs for insurance required to be carried by Contractor under the Construction Contract; and

(vii) amounts payable by the Contractor to Contractor's Architect, Kimley-Horn and any other consultants reasonably approved in advance by Tenant for services and reimbursable expenses.

(e) Landlord shall carry and maintain (or cause the Contractor to carry and maintain under the Construction Contract) from and after the date of acquisition of the Land through the Rent Commencement Date insurance consistent with Landlord's normal practices for comparable projects; provided it may also carry earthquake insurance during construction of the Improvements.

(f) Contractor (and/or the applicable subcontractor, with respect to those warranties for HVAC equipment and the roof described below) shall guarantee or warrant in the Construction Contract to Tenant and Landlord that the Improvements shall be free from any defects for a period of one (1) year from the date of Substantial Completion of the Improvements; provided, however, that the warranty with respect to the HVAC equipment shall be for at least five (5) years (following Substantial Completion) and the warranty for the roof shall be for fifteen (15) years. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements that extend beyond such one
(1) year period shall be contained in the Construction Contract and shall be written such that such guarantees or warranties shall be enforceable by Landlord but in the event that Landlord terminates its efforts to enforce such guarantees or warranties pursuant to Paragraph 7.2(b) of the Lease, Landlord shall either assign or permit Tenant to enforce such guarantees or warranties.

                                   SECTION 4

                                TENANT INSURANCE

4.1      Tenant Insurance Requirements.

4.1.1 General Coverages. During all periods that Tenant, its contractors, subcontractors or agents enter the Premises prior to the Commencement Date, Tenant shall maintain the commercial general liability insurance required to be maintained by Tenant pursuant to Paragraph 8 of the Lease. All of Tenant's contractors, subcontractors and agents entering the Premises pursuant to Section
8.6 shall carry worker's compensation insurance covering all of their respective employees, and shall also carry commercially reasonable automobile and public liability insurance.

4.1.2 General Terms. Certificates for all insurance carried pursuant to this
Section 4.1 shall be delivered to Landlord before any entry by Tenant or its contractors, subcontractors or agents onto the Premises pursuant to Section 8.6. All such policies of insurance must contain a provision that the company writing said policy shall endeavor to give Landlord thirty (30) days' prior written notice of any cancellation of such insurance. Tenant shall maintain or cause to be maintained all of the foregoing insurance coverage in force until the Commencement Date. All policies for liability insurance carried under this

Section 4.1 shall insure Landlord, Landlord's Lenders, Contractor and Tenant, as their interests may appear. All such insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification under the Lease. Nothing contained herein shall limit the requirements and provisions in the Lease relating to Tenant's insurance obligations.

                                   SECTION 5

                                 TENANT changes

5.1 Changes in the Approved Construction Documents. Tenant may in good faith request reasonable changes to the Approved Construction Documents (a "Proposed Change"), and, in such event, Tenant shall provide Landlord written notice detailing with reasonable specificity the Proposed Change. In the event Tenant requests a Change, Landlord shall promptly deliver to Tenant the following: (i) the Contractor's estimate of the change in Improvements Costs resulting from such proposed Change, (ii) an estimate of the number of days of Tenant Delay Period (defined in Section 7.1 below), if any, which would result from implementation of the Change (including the delay in Substantial Completion, if any, required for Landlord to consider such Change), (iii) any Tenant Delay Costs (defined in Section 7.2.1 below) to be incurred in connection with such Change, and (iv) notice either of Landlord's (A) approval of the Proposed Change (not to be unreasonably withheld or conditioned), or (B) disapproval of the Proposed Change, in which event Landlord's notice shall specify in reasonable detail the reasons for Landlord's disapproval. Tenant shall have the right, within three (3) business days after receipt from Landlord of such information, to notify Landlord whether or not Tenant elects to make such Proposed Change; provided, however, that if Landlord has disapproved of such Proposed Change, then Tenant shall have the right to elect to make such Proposed Change only if Tenant makes revisions to the Proposed Change to eliminate the reasonable grounds specified by Landlord for disapproval of such Proposed Change. If no such election is made by Tenant within said three (3) business day period, then Tenant shall be deemed to have elected not to make the applicable Proposed Change. If Tenant desires to make the Proposed Change in question, Tenant shall deliver a written notice (the "Construction Document Change Notice") to Landlord, setting forth in detail the Proposed Change Tenant desires to make to the Approved Construction Documents and, if applicable, Tenant's approval of the costs thereof and the associated Tenant Delay Period (which Tenant Delay Period shall consist of the estimate provided to Tenant by Landlord during the approval process for such Proposed Change). Any Proposed Change that is set forth in a Construction Document Change Notice shall be deemed to be a "Change" for purposes of the Lease and this Work Letter.

5.2 Governmental Compliance. The Improvements shall comply in all respects with the following: applicable building codes and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations in effect on the Commencement Date, as each may apply according to the rulings of the controlling public official, agent or other person.

5.3 Inspection by Tenant. Tenant (and Tenant's Agents) shall have the right, subject to Tenant's indemnification obligation under Section 8.6 below and upon prior reasonable notice to Landlord, to inspect, on a not-to-interfere basis, the Improvements at all reasonable times; provided, however, that Tenant's failure to inspect the Improvements shall in no event constitute a waiver of any of Tenant's rights hereunder (or under the Lease) nor shall Tenant's inspection of the Improvements constitute Tenant's approval of the same (except to the extent specifically provided in the Lease and this Work Letter).

5.4 Tenant's Meetings. Commencing upon execution of the Lease, Landlord shall hold regular meetings, at a reasonable time, with the Contractor regarding the progress of the preparation of Construction Drawings, bidding and value engineering of the Improvements and the construction of the Improvements, which meetings shall be held at Tenant's office prior to commencement of construction and at the Premises after commencement of construction (or, in any event, at such other place as Landlord and Tenant may mutually agree), and Tenant shall receive reasonable prior notice of, and shall have the right to attend, all such meetings. Tenant shall be permitted to invite any necessary third party consultants as are needed for coordination of the work for the Improvements.

5.5 Completion. At the conclusion of construction of the Improvements, (i) Landlord shall cause the Contractor (A) to update the Approved Construction Documents as modified under this Work Letter as to the mechanical drawing portion thereof, and to provide field-grade mark-ups of the Approved Construction Documents to reflect all changes made to the Approved Construction Documents during the course of construction, and (B) to deliver to Tenant two
(2) sets of reproducibles of such updated Approved Construction Documents, together with any permits or similar documents issued by governmental agencies in connection with the construction of the Improvements, within sixty (60) days following issuance of a certificate of occupancy for the Premises, and (ii) Landlord shall deliver to Tenant a copy of all warranties, and guaranties received by Landlord from Contractor relating to the Improvements.

                                   SECTION 6

                    SUBSTANTIAL COMPLETION; COMMENCEMENT DATE

6.1 Commencement Date. Subject to the provisions of Section 6.3(c) and Section
7.2.2 below, the Commencement Date shall occur on the date that Substantial Completion of the Improvements is achieved and written notice thereof is delivered to Tenant.

6.2 Definition of Substantial Completion of the Improvements. For purposes of this Work Letter, "Substantial Completion" and "Substantially Complete" and other references herein and in the Lease to substantial completion shall mean, subject to the provisions of this Section 6.2, the date upon which: (i) the completion of construction of the Improvements except for minor details of construction and decoration and minor mechanical adjustments which do not materially interfere with Tenant's use of the Premises (the "Punch List Items");
(ii) Tenant has been tendered by Landlord access to, possession of and ability to occupy the Premises (for purposes of conducting the Fixture Work); (iii) Landlord has secured confirmation of completion of the Improvements (other than Fixture Work) and delivered to Tenant a copy of a certificate of occupancy or its equivalent for the Premises; and (iv) Landlord has provided Tenant access to 636 finished parking spaces and 136 finished trailer storage spaces on the Premises. Within ten (10) days of Substantial Completion of the Improvements, Landlord shall cause the Contractor to inspect the Premises and the Improvements with a representative of Tenant and reasonably complete a list of the Punch List Items, and Landlord and Tenant shall both execute such list to indicate their approval thereof. Landlord shall cause the Contractor to promptly commence and diligently pursue to completion the correction and completion of the Punch List Items, so that the Punch List Items are completed within thirty (30) days after the completion of each such list subject to Force Majeure Delays or Tenant Delays, or as soon thereafter as is reasonably practicable, taking into account Tenant's move into the Premises. Tenant shall not be entitled to commence business occupancy of the Premises for purposes of conducting its business (as opposed to the installation of the Fixture Work and furniture) until Tenant has participated in preparation of the Punch List Items.

6.3      Delay in Substantial Completion.

(a) Landlord agrees to use commercially reasonable efforts to cause Substantial Completion of the Improvements to occur by the date ("Target Substantial Completion Date") of April 14, 2003, subject to extension for Force Majeure Delays, Tenant Delays, and delays due to the inability to obtain the building permit (and any other permits or approvals required to commence construction) on or before July 1, 2002. In the event that, despite such commercially reasonable efforts, Landlord determines on or after January 1, 2003 that it will be unable for any reason to cause Substantial Completion of the Improvements to occur on or before June 1, 2003, Landlord shall have the right, upon written notice to Tenant, to (i) require Contractor to reasonably hire and employ overtime construction assistance to achieve such date, the additional cost of which shall be deemed to be an Improvement Cost. Any such notice shall specify, as applicable, Landlord's estimate of the increase to Improvement Costs resulting from Contractor's overtime work and Landlord's revised Target Substantial Completion Date.

(b) In addition, in the event on or after January 1, 2003 (but not later than February 15, 2003), Landlord determines in good faith, based upon completion and critical path schedules then being provided by Contractor, that the then anticipated date of Substantial Completion of the Improvements is a date later than the then effective Outside Termination Date (defined below) (which is subject to extension pursuant to Section 6.3(c) below), Landlord may propose (by delivery (not later than February 15, 2003) of written notice of such proposed date to Tenant (an "Outside Termination Date Revision Notice")) that the Outside Termination Date under Section 6.3(c) be extended to the date ("New Outside Termination Date") one (1) business day following the date that the Contractor then estimates will be the date Substantial Completion of the Improvements will be achieved (which date shall also be subject to extension pursuant to clause
(i) of the last sentence of Section 6.3(c) below). Within ten (10) business days of Tenant's receipt of such Outside Termination Date Revision Notice, Tenant may elect, by delivery of written notice to Landlord, to terminate this Lease; if Tenant does not so terminate this Lease within such ten (10) business days, Tenant shall be deemed to have accepted the New Outside Termination Date (specified in the Outside Termination Date Revision Notice) as the revised Outside Termination Date.

(c) Notwithstanding any provision of this Work Letter or the Lease to the contrary, (i) in the event that Landlord shall not achieve Substantial Completion on or before August 1, 2003 (which date shall be subject to extension as provided in clauses (i) and (ii) of the last sentence of this Section 6.3(c)) (the "Outside Termination Date"), Landlord shall immediately notify Tenant in writing (the "Revised Date Notice") of the date the Contractor then estimates will be the date of Substantial Completion (which estimated date is referred to as the "Revised Date") and Tenant shall have, subject to the provisions of this
Section 6.3(c), as its sole and absolute remedy hereunder and under the Lease (for such failure to achieve Substantial Completion by such date), the right to terminate the Lease ("Tenant's Termination Right") by delivery of written notice of termination ("Termination Notice") to Landlord (which Termination Notice shall be effective upon receipt by Landlord of such notice provided that Substantial Completion is not achieved prior to delivery to Landlord of the Termination Notice) at any time which is following such failure to timely achieve Substantial Completion but is not later than fifteen (15) business days following receipt by Tenant of Landlord's Revised Date Notice, (ii) in the event that Tenant shall not terminate this Lease pursuant to the preceding clause (i), the Revised Date specified in the Revised Date Notice shall automatically be deemed to be the new Outside Termination Date (unless Tenant shall elect (a "2004 Election"), by delivery of written notice to Landlord within the fifteen
(15) business day period described in clause (i), to require that the Commencement Date shall be not earlier than January 1, 2004, in which case the new Outside Termination Date shall be the later of such Revised Date and January 1, 2004), and in the event that Landlord shall fail to achieve Substantial Completion on or before such new Outside Termination Date, the rights and obligations of Tenant and Landlord with respect to such failure shall be the same as those applicable under this Section 6.3(c) with respect to Landlord's failure to achieve Substantial Completion on or before the earlier Outside Termination Date (before revision pursuant to clause (ii)), and (iii) the process provided in the preceding provisions of this Section 6.3(c) shall be repeated until Substantial Completion is achieved or this Lease is terminated pursuant to this Section 6.3(c) (whichever event shall first occur); provided, however, in any event, if Substantial Completion is not achieved by March 31, 2004, Tenant and, provided Landlord is not in default of its obligations under this Work Letter with respect to achievement of Substantial Completion, Landlord, shall each have the right to terminate this Lease at any time which is after March 31, 2004 and is prior to achievement of Substantial Completion by delivery of written notice to the other Party hereto. Notwithstanding any provision of this Work Letter to the contrary, in the event that there shall be a 2004 Election by Tenant hereunder, there shall be no Cost of Capital Charges included within Improvements Costs with respect to the period following the Revised Date specified in Landlord's first Revised Date Notice. The Outside Termination Date (or the New Outside Termination Date, as the case may be) shall be extended (i) one (1) day for each day of Tenant Delay Period, (ii) as provided in Section 6.3(b) and (iii) as provided in this Section 6.3(c).



                                   SECTION 7

               LANDLORD DELAYS; TENANT DELAYS; TENANT DELAY COSTS

7.1      Tenant Delays.
         -------------

                  For purposes of this Work Letter, subject to the provisions of this Section 7.1, the term "Tenant Delay" shall mean: (a) Tenant's failure to timely comply with any of its obligations under this Work Letter; or

(b) Tenant's failure to timely take any action expressly required under this Work Letter or to timely approve any matter expressly requiring Tenant's approval pursuant to this Work Letter; or

(c) Any Change requested (and approved) by Tenant pursuant to Section 5.1 in the Approved Construction Documents; or

(d) Any act or omission of Tenant, or of any person, firm or corporation employed by Tenant or any of its representatives, agents, contractors or subcontractors, occurring on or about the Premises prior to the Commencement Date.

Notwithstanding anything to the contrary in this Section 7.1, in the case of any claim of a "Tenant Delay," Landlord shall give Tenant written notice of the failure or other act or omission causing the Tenant Delay in question, and no Tenant Delay shall be deemed to have occurred if Tenant cures such failure or other action within twenty-four (24) business hours of receipt of such notice.

The term "Tenant Delay Period" shall mean, with respect to a particular Tenant Delay, the period (expressed in calendar days) of any actual delay in achievement of Substantial Completion of the Improvements (measured by the impact on the critical path to Substantial Completion) caused by such Tenant Delay.

7.1.2 Special Rules for Tenant Delay. Notwithstanding any provision of this Work Letter or the Lease to the contrary, in no event shall the Commencement Date be affected or deferred on account of any Tenant Delays and, except as provided in
Section 7.2.2 below, in no event shall the Rent Commencement Date be affected or deferred on account of any Tenant Delays.

7.2      Tenant Delay Costs.

7.2.1    Definition.  "Tenant Delay Costs" shall be the following:
         ----------

7.2.1.1 Improvements Changes. Any increase in the Improvements Guaranteed Maximum Amount under the Construction Contract occurring following the initial calculation of the Improvements Guaranteed Maximum Amount thereunder as the result of a Change in the Baseline Specifications, the Construction Drawings or the Approved Construction Documents requested and approved by Tenant pursuant to
Section 5.1.

7.2.1.2 Tenant Delays. Any costs for rescheduling work, inspection fees or any other cost (reasonably approved by Tenant) (other than costs of capital or financing costs) incurred by Landlord in constructing the Improvements hereunder on account of a Tenant Delay.

7.2.2    Application.

(a) Any Tenant Delay Costs incurred by Landlord under Section 7.2.1 (and actually paid by Landlord) shall constitute an Improvements Cost under Section
2.2 above. From and after the first sixty (60) days, in the aggregate, of Tenant Delay Period, the Applicable Rate (defined in Section 2.2 above) for the period of any additional days of Tenant Delay Period (after the first sixty days) shall be adjusted to increase from 4.5% per annum to 10.67 % per annum applicable to all Improvement Costs.

(b) Notwithstanding any other provision of this Work Letter or the Lease to the contrary, in the event there are more than one hundred fifty (150) days, in the aggregate, of Tenant Delay Period, the Rent Commencement Date shall be accelerated one (1) day for each Excess Tenant Delay Day (defined below). An "Excess Tenant Delay Day" means each day of Tenant Delay Period in excess of one hundred fifty (150) days, in the aggregate, of Tenant Delay Period. For example, if the Rent Commencement Date would be May 15, 2004 (without adjustment for Tenant Delay Period) and there were one hundred ninety-five (195) days of Tenant Delay Period, the Rent Commencement Date shall be accelerated forty-five (45) days to April 1, 2004.

7.3 Force Majeure Delays. For purposes of this Work Letter, the term "Force Majeure Delay" shall mean only an actual delay in Substantial Completion, resulting from strikes, lockouts or labor disputes, shortage of fuel, inability to obtain labor or materials or reasonable substitutions therefore, fire, damage or destruction to the Project, explosion, casualty, flood, hurricane, tornado, inclement weather not reasonably foreseeable by the Contractor at the time of commencement of construction; acts of God or the public enemy, sabotage, acts of terrorism, war, invasion, insurrection, rebellion, civil unrest, riots or earthquakes, and delays in obtaining permits or other governmental approvals to the extent caused by a delay in the issuance of permits or other approvals by the applicable governmental agencies generally, and not by the specifics of the Construction Drawings or Landlord's actions in attempting to obtain such permits or approvals and other similar causes beyond the reasonable control of Landlord; provided, however, that no delay in the Substantial Completion by reason of any negligence, or default (under this Lease, the Construction Contract or any subcontract) of Contractor, any direct or indirect subcontractor or agent thereof, or of Landlord or any agent or contractor thereof shall qualify as a "Force Majeure Delay."

                                   Section 8

                                  MISCELLANEOUS

8.1 Tenant's Representative. Tenant has designated Mike Hein as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

8.2 Landlord's Representative. Landlord has designated Scott Craig as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

8.3 Notwithstanding any provision Paragraph 23 of the Lease (Notices) to the contrary, notices required or permitted to be given prior to the Commencement Date under Sections 1.2.2, 3.2(c), 5.1, 5.3, 5.4 and 5.5 of this Work Letter shall be deemed to have been given if such notices arose in the context of Tenant's meetings, including pursuant to Section 5.4 of this Work Letter or were delivered to the address of the intended Party as specified below (in lieu of delivery to the addresses specified in Paragraph 1.10 of the Lease), provided, however, that notwithstanding the foregoing in no event shall this Section 8.3 apply to any notice to be given under Section 2.3 , including, without limitation, the Base Rent Notice, or to any notice to be given under Section 6.3:

             Tenant's Representative:   Mike Hein
                                        Factory 2-U Stores, Inc.
                                        4000 Ruffin Road
                                        San Diego, CA 92123
                                        Phone:  (858) 637-4137
                                        Fax:    (858) 637-4188

             Landlord's Representative: Kurt Paritz
                                        ORIX Real Estate Equities, Inc.
                                        100 North Riverside Plaza
                                        Suite 1400
                                        Chicago, IL 60606

8.4 Time of the Essence of This Work Letter. Time is of the essence of this Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.

8.5 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a Breach as described in the Lease occurs at any time on or before Substantial Completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the Contractor to cease the construction of the Improvements (in which case, Tenant shall be responsible for any delay in Substantial Completion caused by such work stoppage and all liens and other costs incurred by Landlord thereby).

8.6 Tenant's Access. Landlord shall permit Tenant and Tenant's agents or independent contractors to enter the Premises prior to the Commencement Date, in order that Tenant may perform the Fixture Work, subject to the terms and conditions of this Section 8.6. Tenant shall give Landlord not less than five
(5) days prior written notice requesting access to the Premises, which notice shall contain and/or shall be accompanied by: (a) a description of the work to be performed by those persons and entities for whom and which such access is being required; the names, itemized by trade, of who will be present in the Premises; (b) upon the reasonable request of Landlord, copies of all contracts pertaining to the performance of the work for which such early access is being requested; (c) copies of all plans and specifications pertaining to the work for which such access is being requested; (d) upon the request of Landlord, copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; and (e) certificates of insurance naming Landlord and Contractor as additional insured/loss payees as applicable in form reasonably acceptable to Landlord. All of the foregoing shall be subject to Landlord's written approval, which approval may be withheld in Landlord's reasonable discretion. Entry onto the Premises on account of such Improvements shall be subject to the condition that (i) Tenant and Tenant's agents, employees, representatives, invitees, contractors, subcontractors, workmen, mechanics and suppliers shall work in reasonable harmony and not unreasonably interfere with Landlord, Contractor and their respective agents and contractors in doing its work in, to, or on the Premises; (ii) Tenant shall maintain, in full force and effect, the insurance policy or policies required under the Lease, and shall cause the Contractor to be designated as an Additional Insured;
(iii) Tenant shall pay for any utilities required solely by Tenant in connection with Tenant's early access to the Premises; and (iv) the entry under this
Section 8.6 of Tenant and Tenant's agents, employees, representatives, invitees, contractors, subcontractors, workmen, mechanics and suppliers shall not interfere with or delay Substantial Completion of the Improvements or issuance of the certificate of occupancy. If at any time such entry or occupancy shall cause or threaten to cause such disharmony or interference, Landlord, in Landlord's reasonable discretion, shall have the right to withdraw and cancel (to the extent reasonably necessary to eliminate such disharmony or interference) such license upon 24 hours' prior written notice to Tenant. Tenant agrees that any such entry into and occupancy of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay Rent. Tenant further agrees that to the extent permitted by law, Landlord and its principals shall not be liable in any way for any injury or death to any person or persons, loss or damage to any of Tenant's work and installations made in the Premises or loss or damage to property placed therein prior to the Commencement Date, the same being at Tenant's sole risk, unless such occurrence is due to Landlord's or Landlord's agents' gross negligence or willful misconduct. Tenant agrees to indemnify, defend and hold harmless Landlord from and against all actions, claims, demands, costs, damages, penalties or expenses of any kind (including, without limitation, attorneys' reasonable fees), which may be brought or made against Landlord, or which Landlord may pay or incur, by reason of the Tenant's early access to the Premises pursuant to this Section 8.6.

                  IN WITNESS WHEREOF, this Work Letter is executed as of the date first written above.



LANDLORD:                                        TENANT:
ORIX OTAY, LLC                                   FACTORY 2-U STORES, INC.,
an Illinois limited liability company            a Delaware corporation

By:  ORIX Real Estate Equities, Inc.,
     a Delaware corporation
Its: Managing Member                             By:  /s/ Norman G. Plotkin
                                                 Name Printed: Norman G. Plotkin
                                                 Title: Executive Vice President

By:  /s/ Michael J. McCullough
     Name Printed:  Michael J. McCullough
     Title:  Senior Vice President
                                                 By:  /s/ Susan M. Skrokov
                                                 Name Printed:  Susan M. Skrokov
                                                 Title:  Corporate Secretary